LIST OF EXHIBITS AND SCHEDULES TO STOCK PURCHASE AGREEMENT The following is a list of exhibits and sections of the disclosure schedules to the Stock Purchase Agreement that were omitted from Exhibit 2.1 pursuant to the provisions of Item 601(b)(2) of Regulations S-K. Nelnet, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request. Exhibit/Section of Disclosure Schedule Description Section 1.01(a) Permitted Liens Section 1.01(b) Contested Liens for Taxes, Assessments and Charges and Other Claims Exhibit 1.01(c) Facilities Exhibit 1.01(d) Guarantor Services Agreement Exhibit 1.01(f) Knowledge of Persons Exhibit 1.01(g) Acknowledgement of License Agreement Exhibit 1.01(h) Purchaser Parent Guaranty Agreement Exhibit 1.01(i) Servicing Agreements Exhibit 1.01(k) Working Capital Definition Exhibit 2.02 Assumed Liabilities Section 3.03 Seller Consents and Approvals Exhibit 3.04 Seller Financial Statements Section 3.05 Litigation Section 3.06(a) Violations of Required Permits and Licenses Exhibit 3.06(a)(i) Permits and Licenses Section 3.06(b) Failure to Comply with Legal Requirements Section 3.07 Failure to Conduct Business in Ordinary Course of Business Section 3.09(a) Benefit Plans Not Provided Exhibit 3.09(c ) Employee Information Exhibit 3.09(d) Company Handbook / Benefits Section 3.10 Material Third-Party Services Not Available to the Purchaser After Closing Exhibit 3.10 Third Party Services Related to the Company’s Conduct of the Business Section 3.11 Assets Subject to Encumbrances or Permitted Liens Exhibit 3.11(a) Company Assets Exhibit 3.11(b) Excluded Assets

Section 3.12 Insurance Policy Terms and Insurers Exhibit 3.12 Insurance Policy Listing and Claims Exhibit 3.14 Tax Returns Section 3.16 Environmental Matters Exhibit 3.17 Material Contracts Exhibit 3.18 Company Intellectual Property Exhibit 3.19 Real Property Exhibit 3.21 Qualified Jurisdictions Exhibit 3.22(l) Absence of Certain Events Exhibit 3.23 Accounts Receivable Exhibit 3.24 Product/Service Liabilities; Distributors Exhibit 5.03 Confidentiality Agreement Exhibit 5.08 Office Leases Exhibit 5.20 Private Loan Origination Exhibit 5.21 Retained Products – Shared Source Code Section 6.01(b) Top Performer List Section 6.01(d) Executive Group 3 Section 6.01(i) Employees Under Investigation Regarding Violation of Confidentiality Agreement

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Dated as of October 18, 2017

among

Nelnet Diversified Solutions, LLC,
as Purchaser

Nelnet, Inc.,
as Purchaser Parent

and

Great Lakes Higher Education Corporation,
as Seller

This STOCK PURCHASE AGREEMENT, dated as of October 18, 2017, by and among Great Lakes Higher Education Corporation, a Wisconsin nonstock, non-profit corporation (the "Seller"), Nelnet Diversified Solutions, LLC, a Nebraska limited liability company (the "Purchaser") and Nelnet, Inc., a Nebraska corporation (the "Purchaser Parent"). Each such party may be hereinafter referred to separately as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

WHEREAS, the Seller is organized for charitable and educational purposes within the meaning of Section 501(c)(3) of the Code, including specifically the cost-effective enablement of educational access and success, and, since its organization in 1967, has engaged in various activities in support of its charitable mission, including those as authorized by and pursuant to the directives of the Higher Education Act; and

WHEREAS, Great Lakes Educational Loan Services, Inc., a Wisconsin corporation (the "Company") is the wholly owned subsidiary of the Seller, the Seller owns title and beneficial ownership interest in 100.0% of all of the issued and outstanding Stock of the Company, the Company is actively engaged in the Business and the Company is not fundamental to the core mission of the Seller; and

WHEREAS, the Purchaser desires to acquire from the Seller all right, title and interest of the Seller in and to the Stock issued by the Company, and the Seller desires to sell, transfer and assign such Stock representing a 100.0% equity interest in the Company, all on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, to induce the Parties to enter into this Agreement and perform their respective obligations hereunder, the Parties have agreed to make the respective representations, warranties, covenants and agreements set forth herein.

NOW, THEREFORE, in consideration of the premises and of the respective mutual agreements, covenants, representations and warranties contained herein, the sufficiency of which is hereby acknowledged and agreed, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms, when capitalized, shall have the following meanings, unless the context otherwise requires:

"401(k) Plan" has the meaning specified in Section 6.01(m)(i) hereof.

"Acquisition Proposal" has the meaning specified in Section 5.16(a) hereof.

"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person.

"Agreement" means this Stock Purchase Agreement, among the Seller, the Purchaser and the Purchaser Parent (including the Exhibits hereto and the Disclosure Schedules) and all amendments hereto made in accordance with the provisions of Section 10.10 hereof.

"Ancillary Agreements" means: the Office Lease Agreement; the Acknowledgement of the License Agreement; the Purchaser Parent Guaranty; the Guarantor Services Agreement and addendums thereto; and any other agreement otherwise contemplated or provided for herein.

"Assumed Liabilities" has the meaning specified in Section 2.02 hereof.

"Bankruptcy and Equity Exceptions" means applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

"Basket" has the meaning specified in Section 9.05 hereof.

"Beneficiary" means the Person designated by an Employee or former employee of the Business, by operation of law or otherwise, as the Person entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any Liabilities under any Plan.

"Books and Records" means all books and records of the Company relating to the Company's Business and the Company Assets, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers' lists and personnel records, (ii) all Material Contracts, reports, opinions, maps and other documents affecting the title to or the value of the Company Assets, (iii) Tax returns, (iv) the minute books, stock ledgers and stock transfer books of the Company, and (v) all financial and operating data, files and other information with respect to the Company's Business and the Company Assets.

"Business" means the Company's Student Loan servicing operations, and all operations carried on in or at the Facilities, which includes, without limitation, call center services and other general office services.

"Business Day" means a day of the year on which national banks are not required or authorized to be closed in Madison, Wisconsin.

"Closing" has the meaning specified in Section 2.04 hereof.

"Closing Balance Sheet" has the meaning specified in Section 2.07 hereof.

"Closing Date" has the meaning specified in Section 2.04 hereof.

"Closing Statement" has the meaning specified in Section 2.07 hereof.

"Closing Statement Objection Notice" has the meaning specified in Section 2.07(c) hereof.

"Closing Working Capital" has the meaning specified in Section 2.07 hereof.

"COBRA" has the meaning specified in Section 6.02(d) hereof.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Company" has the meaning specified in the recitals of this Agreement.

"Company Assets" means all of the assets, both Real Property and personal property, both tangible property and intangible property, owned by or leased by or on behalf of the Company, including without limitation those assets listed on Exhibit 3.11(a) hereto, including all of the Company's right, title and interest therein, but excluding the Excluded Assets.

"Company Intellectual Property" has the meaning specified in Section 3.18 hereof.

"Company's Health and Welfare Plan" has the meaning specified in Section 6.01(k) hereof.

"Confidentiality Agreement" has the meaning specified in Section 5.03 hereof.

"Contract of Insurance" means an agreement between the Secretary of Education and a holder of a FFELP Loan providing for the insurance by the Secretary of Education of the principal and accrued interest on such FFELP Loan to the maximum extent permitted under the Higher Education Act.

"Control" (including the terms "Controlled by" and "under common Control with") means the power to direct or cause the direction of the management policies of another Person, whether through the ownership of stock or voting securities, or otherwise.

"Cut-Off Date" means the calendar day before the Closing Date.

"Cut-Off Time" means 11:59 p.m., Central Standard Time, on Cut-Off Date.

"Damages" means any and all losses, claims, assessments, demands, suits, damages, liabilities, obligations, penalties, fines, costs and expenses, including without limitation, reasonable fees and disbursements of outside counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim, investigation or proceeding involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties, as the case may be, and out-of-pocket costs and expenses incurred in connection with investigating, preparing, responding, defending or settling any action, claim, investigation, suit or proceeding, commenced or threatened.

"Department of Education" means the United States Department of Education.

"Department of Education Confirmation" has the meaning specified in Section 5.07 hereof.

"Direct Loan" means an education loan made by or on behalf of the Department of Education pursuant to the William D. Ford Direct Loan Program of the Higher Education Act.

"Top Performers" has the meaning specified in Section 6.01(b)(i) hereof.

"Disclosure Schedules" means the schedules attached hereto (as may be required to be updated as of the Closing Date) setting forth, among other things, items, the disclosure of which are required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement.

"Employees" means the employees of the Company and/or the Seller or its Affiliates, as applicable, listed on Exhibit 3.09(c) hereto (collectively and/or individually, as the context may require) as of the date of this Agreement or as of such other date as may be specified elsewhere in this Agreement.

"Encumbrance" means a pledge, lien, security interest, mortgage, deed of trust, charge, adverse claim of ownership or use, or other encumbrance of any kind or nature whatsoever.

"Environmental Law" means any federal, state, local or foreign law, treaty, judicial decision, regulation, ordinance, code, legally binding guideline or policy or rule of any country or any judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority, relating to the environment, human health and safety or to exposure to hazardous substances.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and the Department of Labor regulations promulgated thereunder.

"Estimated Closing Date Working Capital" has the meaning specified in Section 2.07 hereof.

"Excluded Assets" has the meaning specified in Section 2.01 hereof, which excludes certain assets from the definition of Company Assets.

"Excluded Items" has the meaning specified in Section 9.05(c) hereof.

"Excluded Liabilities" has the meaning specified in Section 2.02 hereof, which excludes certain Liabilities from the definition of Assumed Liabilities.

"Facilities" means any fee simple title interest with respect to Owned Real Property, or leasehold interest with respect to real property which the Company leases from the

owner thereof, as applicable, in real property in the office buildings identified in Exhibit 1.01(c) hereto.

"FFELP Loan" means an education loan originated or held under the Federal Family Education Loan Program and made and intended to be guaranteed pursuant to a Guarantee in accordance with the Higher Education Act.

"FFELP Loan Guarantor Services" means operations relating to the services furnished by the Seller or its Affiliates to Guarantee agencies under the Higher Education Act and pursuant to the Guarantor Services Agreement.

"Financial Statements" has the meaning specified in Section 3.04 hereof.

"FMLA Hours" has the meaning specified in Section 6.01(n) hereof.

"Fundamental Representations" means those representations and warranties set forth in Sections 3.01, 3.09, 3.14, 3.18, 3.20 and 3.21 hereof.

"GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

"GLHEGC" means Great Lakes Higher Education Guaranty Corporation, a Wisconsin corporation.

"GL TIVAS Agreement" means that certain Solicitation/Contract/Order for Commercial Items dated as of June 17, 2009, as amended, by and between the Company and the Department of Education, pursuant to which the Company performs servicing of Direct Loans on behalf of the Department of Education.

"Governmental Authority" means any U.S. federal, state, or local regulatory or administrative, executive or legislative body, authority, agency, bureau or commission or any court, tribunal, or judicial body.

"Guarantee" or "Guaranteed" means, with respect to a FFELP Loan, the guarantee by a guarantee agency of the principal and accrued interest on such FFELP Loan to the maximum extent permitted under the Higher Education Act for FFELP Loans originated, held and serviced in full compliance with the Higher Education Act.

"Guarantor Services Agreement" means the agreement pursuant to which the Company agrees to perform certain default aversion, self-service opportunities to defaulted borrowers, technology support and operations as necessary in order to perform the FFELP Loan Guarantee Services as well as financial literacy product support and corporate services (including human resources, legal services, audit services, compliance services, facility / property services and communications services) to the Seller or its Affiliates substantially in the form of Exhibit 1.01(d) hereto.

"Hazardous Materials" has the meaning specified in Section 3.16 hereof.

"Higher Education Act" means Title IV, Parts B, F and G, of the Higher Education Act of 1965, as amended or supplemented and in effect from time to time, or any successor enactment thereto, and all regulations promulgated thereunder and any related directives issued by the Secretary of Education.

"HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

"Indemnified Party" has the meaning specified in Section 9.04(a) hereof.

"Indemnifying Party" has the meaning specified in Section 9.04(a) hereof.

"Indemnity Notice Period" has the meaning specified in Section 9.04(b) hereof.

"Independent Accounting Firm" shall mean an independent national accounting firm mutually agreed upon by the Parties that has not provided services for the Purchaser, the Company, the Seller or their Affiliates within the previous two (2) years.

"Insurance" or "Insured" means, with respect to a FFELP Loan, the insuring by the Secretary of Education (as evidenced by a Certificate of Insurance or other documentation under the Higher Education Act) of the principal and accrued interest on such FFELP Loan to the maximum extent permitted under the Higher Education Act for FFELP Loans originated, held and serviced in full compliance with the Higher Education Act.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections, including, without limitation, good will, that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (f) all rights to any actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation,

misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which the Company is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by the Company and used in or necessary for the conduct of the Business as currently conducted, including without limitation Intellectual Property rights and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other specifications and documentation related to the Seller's "GOALS" system.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Interest Benefit Subsidies" means interest subsidy payments made by the Secretary of Education on FFELP Loans pursuant to Section 428 of the Higher Education Act or similar payments authorized by federal law or regulation.

"IRS" means the Internal Revenue Service.

"Knowledge of the Seller" or "Seller's Knowledge" or similar words means facts and circumstances which are actually known or would reasonably be expected to be known by any of the individuals listed in Exhibit 1.01(f) hereto, in each case, after reasonable inquiry.

"Legal Requirement" means any U.S. federal, state, local, or municipal law, ordinance, principle of common law, code, rule, regulation, statute or treaty or order, writ, judgment, injunction, ruling, decision, decree, determination or award or opinion of any judicial or other governmental body.

"Liabilities" means any and all debts, liabilities, obligations and claims, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including without limitation, those arising under any Legal Requirement, action or governmental order and those arising under any contract, agreement, arrangement, commitment, license, permit or undertaking.

"Material Adverse Effect" means a material adverse effect resulting from any event or occurrence, individually or when combined in the aggregate with one or more other event(s) or occurrence(s), on: (a) the Business, the Company Assets, the Assumed Liabilities, or the Facilities or the Employees, (b) the Purchaser's ability to acquire the Stock, the Company's

ability to continue to employ the Employees, or to occupy or utilize the Facilities in substantially the same manner as prior to the Closing; or (c) the Seller's ability to perform its obligations under this Agreement or any of the Ancillary Agreements; provided that a "Material Adverse Effect" shall not include any effect resulting from (i) general national or international economic conditions or securities markets in general, provided that such changes do not adversely impact the Purchaser's ability to consummate the transactions contemplated under this Agreement or the Company's ability to occupy and utilize the Facilities, the Company Assets or the Employees in substantially the same manner as prior to the Closing, (ii) conditions generally affecting the industry in which the Business is engaged, including the effect of any Legal Requirement adopted by any Governmental Authority impacting the industry generally, provided that such changes do not adversely impact the Purchaser's ability to consummate the transactions contemplated under this Agreement or the Company's ability to occupy and utilize the Facilities, the Company Assets or the Employees in substantially the same manner as prior to the Closing, or (iii) the public announcement of this Agreement.

"Material Contracts" has the meaning specified in Section 3.17 hereof.

"Nelnet TIVAS Agreement" means that certain Solicitation/Contract/Order for Commercial Items dated as of June 17, 2009, as amended, by and between Nelnet Servicing, LLC and the Department of Education pursuant to which Nelnet Servicing, LLC performs servicing of Direct Loans on behalf of the Department of Education.

"Notice of Claim" has the meaning specified in Section 9.04(a) hereof.

"Office Lease" means the lease agreement among the Company, the Seller or their respective Affiliates, conveying certain leasehold rights to that portion of the Facilities described therein, substantially in the form of Exhibit 5.08 hereto.

"Ordinary Course of Business" means, in respect of any Person, the ordinary course of such Person's business, as conducted by such Person in accordance with past practice and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any of the Ancillary Agreements.

"Owned Real Property" has the meaning specified in Section 3.19(a) hereof.

"Party" or "Parties" has the meaning specified in the preamble of this Agreement.

"Permitted Liens" means (a) each lien as disclosed in Section 1.01(a) of the Disclosure Schedules, as the same may be approved in writing by the Purchaser in its discretion; (b) liens for Taxes and assessments not yet payable; (c) liens for Taxes, assessments and charges and other claims, the validity of which are being contested in good faith as set forth on Section 1.01(b) of the Disclosure Schedules, as the same may be approved in writing by the Purchaser in its discretion; and (d) easements, the existence of which would not, individually or in the aggregate, be reasonably likely to adversely affect the value or usefulness of any of the Owned Real Property to which they are appurtenant.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity. The term "Person" also

includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Plans" has the meaning specified in Section 3.09(a) hereof.

"Pre-Closing Working Capital Adjustment" has the meaning specified in Section 2.07 hereof.

"Private Loan" means an education loan which is not made pursuant to the Higher Education Act and which is not intended to be subject to any Guarantee or Contract of Insurance.

"Purchase Price" has the meaning specified in Section 2.03 hereof.

"Purchaser" has the meaning specified in the preamble to this Agreement.

"Purchaser Indemnified Party" has the meaning specified in Section 9.03 hereof.

"Purchaser Parent" has the meaning specified in the preamble of this Agreement.

"Purchaser Parent Guaranty" means the guaranty of the Purchaser's obligations hereunder by the Purchaser Parent, substantially in the form of Exhibit 1.01(h) hereto.

"Purchaser's Knowledge" has the meaning specified in Section 4.04 hereof.

"Real Property" has the meaning specified in Section 3.19(a) hereof.

"Required Approvals" has the meaning specified in Section 5.07 hereof.

"Required Permits" has the meaning specified in Section 3.06(a) hereof.

"Returns" has the meaning specified in Section 7.01 hereof.

"Secretary of Education" means the Secretary of the Department of Education, or any officer, board, body, commission or agency succeeding to the functions thereof under the Higher Education Act.

"Section 338(h)(10) Election" has the meaning specified in Section 7.03 hereof.

"Seller" has the meaning specified in the preamble of this Agreement.

"Seller Indemnified Party" has the meaning specified in Section 9.02 hereof.

"Servicing Agreements" means the respective Student Loan origination and/or servicing agreements between the Company, as origination and servicing agent, and the owners and holders of Student Loans, as such Servicing Agreements for all Private Loan lenders and for those FFELP Loan lenders that have five hundred (500) or more borrowers originated or serviced by the Company that are identified in Exhibit 1.01(i) hereto, as the same may be amended or supplemented from time to time.

"Servicing Error" means an error, act or omission with respect to origination, servicing and/or administration of a Student Loan which either by itself, or when combined with one or more other Servicing Error(s), irrespective of whether such other Servicing Errors occur before, after or straddling the Closing Date, results in any Liabilities with respect to a Student Loan originated and/or serviced under any of the Servicing Agreements or any other Student Loan origination and/or servicing agreements between the Company, as origination and servicing agent, and the owners and holders of Student Loans, or unenforceability of or inability to collect all or any part of (i) a Student Loan, (ii) principal balance or accrued interest payments on a Student Loan, (iii) Guarantee payments by a guarantee agency on a FFELP Loan under the Higher Education Act, (iv) Insurance payments on a Contract of Insurance on a FFELP Loan, or (v) Interest Benefit Subsidies and/or Special Allowance Payments with respect to a FFELP Loan.

"Special Allowance Payments" means special allowance payments authorized to be made by the Secretary of Education pursuant to Section 438 of the Higher Education Act or similar allowances authorized from time to time by federal law or regulation.

"Stock" means all of the issued and outstanding shares of stock issued by the Company, and representing a 100.0% equity interest in the Company.

"Student Loans" means Direct Loans, FFELP Loans and/or Private Loans, as applicable.

"Subsidiary" means Northstar Educational Services, LLC, a Wisconsin limited liability company.

"Superior Third Party Offer" means an unsolicited bona fide Acquisition Proposal made by a third party to purchase or acquire all or a majority or more of the business, assets or capital stock of the Company (whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction), which proposal contains terms and conditions that are, in the reasonable judgement of the board of directors of the Company and of the Seller (based on, among other things, the advice of its or their independent financial advisors and outside counsel), more favorable to the Company, than the terms and conditions of this Agreement, taking into account, without limitation, the respective missions of the Seller and the Company, terms with respect to payment of the total consideration upon completion of the transaction, and with respect to which the failure of the Seller or the Company (as applicable) to accept such proposal would constitute a breach of fiduciary duties under applicable Legal Requirement and all legal, regulatory and other aspects of such Acquisition Proposal.

"Surviving Claims" has the meaning specified in Section 9.01 hereof.

"Target Working Capital" means Nineteen Million Dollars ($19,000,000.00).

"Tax" or "Taxes" means all taxes or similar assessments, charges or levies of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties and additions to tax imposed by any taxing Governmental Authority.

"Termination Fee" means a one-time fee that either (i) the Seller shall be required to pay to the Purchaser upon the acceptance of a Superior Third Party Offer pursuant to Section

11.01(iv) hereof, or (ii) the Purchaser shall be required to pay the Seller pursuant to Section 11.01(v) hereof, in either event which fee shall equal the sum of $7.5 million. The Parties intend that the Termination Fee shall be liquidated damages and not (and not deemed to be) a penalty and payment thereof shall be the sole and exclusive remedy available to the recipient of such Termination Fee and such recipient's Affiliates for such termination or any breach of this Agreement in the event the Termination Fee is paid by the other Party under and pursuant to Section 11.01 and neither the recipient of the Termination Fee nor any of its Affiliates shall assert or pursue in any manner, directly or indirectly, any claim against the Party paying the Termination Fee or its Affiliates or its or their officers, directors, employees, agents or representatives based upon such termination or any breach of this Agreement.

"Transition and Retention Incentive" has the meaning specified in Section 6.01(m)(ii) hereof.

"Transition Date" has the meaning specified in Section 6.01(a) hereof.

"Transition Period" has the meaning specified in Section 5.11 hereof.

"Transitioned Employees" has the meaning specified in Section 6.01(a) hereof.

"WARN" has the meaning specified in Section 6.01(j) hereof.

"Working Capital" means an amount equal to, as of one or more agreed upon dates, (i) the aggregate of all current assets of the Company (which shall include the Company's equity method investment in GreatNet Solutions, LLC), less (ii) all liabilities of the Company, in each case, determined in accordance with the methodologies set forth in Exhibit 1.01(k) attached hereto.

"Working Capital Shortfall" has the meaning specified in Section 2.07 hereof.

"Working Capital Surplus" has the meaning specified in Section 2.07 hereof.

SECTION 1.02 Construction.

(a) The Parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

(b) Any disclosure made in any Schedule to the Disclosure Schedules shall not be applicable to any other Schedule, unless a specific and express reference is made thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the schedules hereto is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such

amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not such words are present. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. All monetary amounts referred to in this Agreement shall be in U.S. dollars.

ARTICLE II
PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Stock. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller's right, title and interest in and to all of the Stock owned or held by or on behalf of the Seller.

SECTION 2.02 Assumption and Exclusion of Liabilities Related to the Company. The transfer of the Stock pursuant to this Agreement shall not include the assumption by the Company of any Liabilities related to the Company Assets, the Business, the Facilities or the Employees except for the following Liabilities, and those expressly assumed by the Purchaser that are additionally identified on Exhibit 2.02 hereto (collectively, the "Assumed Liabilities"):

(i) all of the Liabilities and obligations of the Company related to the contracts of the Company and comprising a portion of the Company Assets, which are incurred or to be performed after the Cut-Off Time except to the extent such Liabilities or obligations arise from or relate to either (a) the Company, or one or more of its Affiliates, failing to have performed, complied with or satisfied prior to the Cut-Off Time any obligations of the Company (or any of its Affiliates), or (b) Servicing Errors of the Company, with respect to the Company Assets or the Business under applicable Legal Requirement or pursuant to contractual obligation, in each case to the extent required to have been performed, complied with or satisfied prior to the Cut-Off Time; and

(ii) all of the Liabilities (other than those related to the contracts) incurred on or after the Cut-Off Time, in the Purchaser's operation of the Business, in the Ordinary Course of Business, except those subject to indemnification by the Seller in accordance with Section 9.03 hereof.

The Seller shall retain and discharge as its sole responsibility any Liabilities related the Stock, the Company Assets, the Business, the Employees and/or the Facilities other than the Assumed Liabilities (the "Excluded Liabilities").

SECTION 2.03 Purchase Price. The aggregate purchase price for the Stock (collectively, the "Purchase Price"), to be paid on the Closing Date, shall be One Hundred and Fifty Million Dollars ($150,000,000.00), subject to adjustments as set forth in this Agreement. The Purchaser shall pay the Purchase Price to the Seller via wire transfer of immediately available funds in accordance with written wiring instructions furnished by the Seller to the Purchaser at least three (3) Business Days prior to the Closing Date.

SECTION 2.04 Closing. Subject to the terms and conditions set forth in this Agreement, the consummation of the transactions contemplated under this Agreement, including the sale and purchase of the Stock contemplated hereby (the "Closing") shall take place on the later of (i) the first Business Day following the date on which the conditions set forth in Sections 8.01(d) and 8.02(d) are satisfied, or (ii) January 1, 2018 or at or such other time, date and place as the Parties shall mutually agree (such date upon which the closing occurs is herein referred to as the "Closing Date").

SECTION 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following, each of which (where applicable) shall have been executed by the duly authorized officer of the Seller, the Company, and/or any other Person which is to become a signatory thereto, other than the Purchaser and/or the Purchaser Parent:

(a) the certificates representing all of the Stock and stock powers with respect to the Stock duly endorsed by the Seller and fully registered in the name of the Purchaser and duly recorded on the stockholder and transfer records of the Company;

(b) the Office Lease Agreements and evidence of the respective landlords' consent thereto if landlord consent is required by the applicable lease agreements;

(c) the certificates and other documents required to be delivered pursuant to Section 8.02 hereof;

(d) physical possession of the Company Assets;

(e) the Books and Records of the Company;

(f) the updated Exhibits and Disclosure Schedules, along with electronic copies thereof, marked to show changes in track or redline format;

(g) the Required Approvals;

(h) the Guarantor Services Agreement;

(i) the company resolutions duly and validly adopted by the respective boards of directors of each of the Company and of the Seller evidencing their due authorization of execution, delivery and performance, as applicable, of this Agreement, the Ancillary Agreements and the transactions contemplated thereby, certified by the duly authorized President, Secretary or Assistant Secretary of the Company and of the Seller, respectively;

(j) certificates of good standing of each of the Company and of the Seller, issued by the Secretary of State of their respective States of organization within twenty (20) Business Days prior to the Closing Date;

(k) the consents and approvals as required in Section 3.06 hereof;

(l) the consents and approvals as required in Section 5.08 hereof;

(m) the Purchaser Parent Guaranty;

(n) the resignation by the Company's Board officers and Board directors to be effective as of the Closing Date;

(o) the Acknowledgement of the License Agreement; and,

(p) in the event the Purchaser makes or requires the Company to make a Section 338(h)(10) Election under Section 338(h)(10) of the Code as contemplated in Section 7.03 hereof, all elections and documents reasonably requested by the Purchaser in order to effectuate such election.

SECTION 2.06 Closing Deliveries by the Purchaser and/or the Purchaser Parent. At the Closing, the Purchaser and/or the Purchaser Parent, as applicable, shall deliver to the Seller:

(a) the Office Lease Agreements;

(b) the certificates and other documents required to be delivered pursuant to Section 8.01 hereof;

(c) the Guarantor Services Agreement;

(d) the company resolutions duly and validly adopted by the respective managers or boards of directors, as applicable, of each of the Purchaser and the Purchaser Parent evidencing their due authorization of execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated thereby, certified by the duly authorized Secretary or Assistant Secretary of the Purchaser and of the Purchaser Parent, respectively;

(e) certificates of good standing of each of the Purchaser and of the Purchaser Parent, issued by the Secretary of State of their respective States of organization within twenty (20) Business Days prior to the Closing Date;

(g) the Purchaser Parent Guaranty;

(h) the Acknowledgement of the License Agreement; and,

(i) payment of the Purchase Price or evidence thereof.

SECTION 2.07 Working Capital Adjustment.

(a) At least three calendar days prior to the Closing, the Seller shall deliver to the Purchaser a statement setting forth an estimate of Working Capital as of the Closing, using estimated December 31, 2017 amounts ("Estimated Closing Date Working Capital"), reflecting all components (and the amounts thereof) necessary to compute such amounts. To the extent that the Estimated Closing Date Working Capital exceeds the Target Working Capital, the Seller may cause the Company, immediately prior to Closing, to make a distribution of cash to the Seller in the amount of such excess. The amount of such distribution pursuant to this Section 2.07(a) is referred to herein as the "Pre-Closing Working Capital Adjustment" and such amount shall be subject to further adjustment based on the Company's final audited December 31, 2017 Balance Sheet ("Closing Balance Sheet").

(b) As soon as practicable (and in any event by February 1, 2018), the Purchaser shall prepare and deliver to the Seller a "Closing Statement" consisting of: (i) the Closing Balance Sheet; and (ii) the Working Capital based on the Closing Balance Sheet (the "Closing Working Capital"), together with all work papers and all supporting calculations relating thereto.

(c) The Closing Balance Sheet, together with the Closing Working Capital, as set forth in the Closing Statement, shall be prepared in accordance with historical Company Financial Statements and shall be final, binding and conclusive on the Parties hereto unless the Seller provides written notice of any objections thereto to the Purchaser within fifteen (15) days after the Seller's receipt of the Closing Statement. The objection notice must set forth the amounts in dispute and the basis for such dispute and the Seller's calculation of the disputed portion of the Closing Statement (a "Closing Statement Objection Notice"). If the Purchaser and the Seller reconcile all of the disputes set forth in the Closing Statement Objection Notice, the Closing Working Capital shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the Parties hereto and enforceable in a court of law. If the Purchaser and the Seller are unable to resolve any dispute set forth in the Closing Statement Objection Notice within fifteen (15) days after the Purchaser's receipt of such notice of dispute, then the Seller and the Purchaser agree to attempt to resolve any dispute through their respective accountants (which may be the internal auditors and/or employees or external accountants representing either the Seller or the Purchaser). If the accountants for the Purchaser and the accountants for the Seller are unable to resolve the issues in dispute within a further fifteen (15) days following referral of the dispute to them, then the Purchaser and the Seller will have fifteen (15) days to engage the Independent Accounting Firm to render a binding opinion resolving the issues in dispute, acting as an arbitrator. The Purchaser and the Seller will use their best efforts to cause the Independent Accounting Firm to render and give its opinion no later than fifteen (15) days from appointment of the Independent Accounting Firm. In connection with the resolution of any dispute, the Independent Accounting Firm shall be given access to all documents, records, work papers, facilities and personnel of the Seller, the Company and the Purchaser as it requests and as is reasonably necessary to perform its function as arbitrator. Absent manifest error, the resolution by the Independent Accounting Firm

shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. Any expense of the accountants for the Purchaser will be borne exclusively by the Purchaser and any expense of the accountants for the Seller will be borne exclusively by the Seller. Any expense of the Independent Accounting Firm shall be allocated between Purchaser and Seller so that the amount of fees, costs and expenses paid by the Seller (with the remainder of such amount being paid by Purchaser) shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees, costs and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Seller (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute. The Closing Balance Sheet and the Closing Working Capital, as each may be revised to reflect the resolution of any and all disputes by the parties hereto or the determination by the Independent Accounting Firm, shall be deemed the final "Closing Balance Sheet" and the final "Closing Working Capital," respectively.

(d) Upon final determination of the Closing Balance Sheet and the Closing Working Capital, respectively, pursuant to Section 2.07(c), (i) the amount by which the Target Working Capital exceeds the Closing Working Capital, if any, shall be delivered by the Seller to the Company, and such amount shall be referred to herein as the "Working Capital Shortfall"; and, (ii) the amount by which the Closing Working Capital exceeds the Target Working Capital, if any, shall be delivered by the Company to the Seller and such amount shall be referred to herein as the "Working Capital Surplus." Notwithstanding any of the foregoing, Purchaser is not acquiring or assuming Working Capital in excess of the Target Working Capital.

(e) The Working Capital Shortfall or the Working Capital Surplus, respectively, shall not be subject to the Basket and shall be due and payable by the Seller to the Purchaser or the Purchaser to the Seller, as applicable, on a first dollar basis. Any such payments shall take into account the amount of any Pre-Closing Working Capital Adjustment already paid or withheld, and shall be paid by wire transfer or delivery of other immediately available funds, to an account designated by the payee, within five Business Days after the Closing Working Capital becomes final and binding on the Parties hereto pursuant to Section 2.07(c).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser and the Purchaser Parent, on behalf of the Seller, the Company, and the Company's Affiliates, as of the date hereof and as of the Closing Date as follows:

SECTION 3.01 Organization and Authority of the Seller. The Seller is a non-profit corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Seller and (assuming

due authorization, execution and delivery by the Purchaser and the Purchaser Parent) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, subject to Bankruptcy and Equity Exceptions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller (including approval by the Seller's Board of Directors and the Company's Board of Directors).

SECTION 3.02 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement by the Seller do not and will not (a) violate or conflict with the Articles of Incorporation, bylaws or other organizational documents of the Seller; (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, the Company Assets, the Facilities or the Assumed Liabilities that would prevent or delay the Seller from consummating the transactions contemplated hereunder or prevent or delay the Company's ability to utilize the Company Assets, the Employees, or the Facilities in substantially the same manner as prior to the Closing; (c) conflict with, result in a default (or give rise to any right of termination, cancellation or acceleration) under (or event which with the giving of notice or lapse of time, or both, would become a default), or result in the creation of any Encumbrance (other than Permitted Liens) on any of the Stock or the Company Assets, pursuant to the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which either the Seller is a party or by which the Seller, the Facilities or any of the Company Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall be obtained by the Seller before the Closing, or (d) result in loss or jeopardizing all or any aspect or portion of the Tax exempt status of the Seller under the Code.

SECTION 3.03 Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the consummation by the Seller of the transactions contemplated hereunder, do not, and the performance of this Agreement and the Ancillary Agreements by the Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or other Person, except (a) as described in Section 3.03 of the Disclosure Schedules; (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

SECTION 3.04 Financial Statements.

(a) Attached as Exhibit 3.04 hereto are complete and correct copies of the balance sheet, profit and loss statement and summary statements of the Company relating to its financial position for the fiscal years or other periods ended December 31, 2014, December 31, 2015 and December 31, 2016, respectively, as well as June 30, 2017 (collectively, the "Financial Statements").

(b) The Financial Statements have been based upon and are consistent with the information contained in the Company's Books and Records, and except for the Financial Statements as of June 30, 2017 are prepared in accordance with GAAP, and the Financial Statements fairly present the financial condition of the Company as it relates to the Business of the Company, as of the dates thereof, for the periods related thereto. The financial books and records, and the accounts, of the Company used to prepare the Financial Statements: (i) have been maintained in accordance with reasonable business practices in the Ordinary Course of Business of the Company, on a basis consistent with prior years, (ii) are stated in reasonable detail and reflect the transactions of the Company, and (iii) constitute the basis for the Financial Statements. The Financial Statements reflect all Liabilities of the Company as of the dates thereof that are in any way related to the Company Assets. The Company does not have any Liabilities which result from, arise out of, relate to, are in the nature of, or were caused by any breach of the representations and warranties set forth herein, breach of contract, breach of warranty, tort, infringement or violation of Legal Requirements relating to the Company Assets or the Company's Business, other than as disclosed in this Agreement.

(c) The Company has no indirect, primary or secondary Liabilities with respect to the Stock, the Business or the Company Assets of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, except (i) those which are adequately reflected or reserved against in its Financial Statements provided to the Purchaser, and (ii) those which have been incurred in the Ordinary Course of Business of the Company consistent with past practice since the Financial Statements provided to the Purchaser and which are not, individually or in the aggregate, material in amount or are reasonably expected to result in a Material Adverse Effect.

SECTION 3.05 Litigation. Except as disclosed in Section 3.05 of the Disclosure Schedules, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against the Seller or the Company relating to the Business, the Stock, any of the Company Assets, any of the Facilities or any of the Employees before any Governmental Authority. Except as disclosed in Section 3.05 of the Disclosure Schedules neither the Seller or the Company with respect to the Business, nor any of the Stock, the Company Assets, the Facilities, or, to the Seller's Knowledge, the Employees in the scope and course of employment of such Employees with the Company are subject to any order, writ, judgment, injunction, ruling, decree, determination or award.

SECTION 3.06 Permits and Licenses; Compliance with Laws.

(a) Except as disclosed in Section 3.03 or 3.06(a) of the Disclosure Schedules, the Company has all permits, licenses, approvals, authorizations, registrations, qualifications and filings with and under all U.S. federal, state and local laws and Governmental Authorities, that to the Seller's Knowledge are required for the Company to operate the Business in the Ordinary Course of Business of the Company (collectively, the "Required Permits") and all such Required Permits are in full force and effect and no cancellation of the Required Permits is pending, or to the Knowledge of the Seller, threatened. Except as set forth in Section 3.06(a) of the Disclosure Schedules, neither the

Seller nor the Company has violated the terms or conditions of any such license or permit, no notice of a violation of any such license or permit has been received by the Seller or the Company and no proceeding is pending or, to the Seller's Knowledge, threatened, to revoke, prevent the renewal of, or limit any such license or permit. Exhibit 3.06(a)(i) hereto contains a complete and correct list of all federal, state and local permits and licenses that the Company holds that are related to the Business or the ownership or operation of the Company Assets.

(b) The Company is not in violation of, and has operated the Business in substantial compliance with, all Legal Requirements applicable to the Company with respect to the Business, the Facilities and the Employees or by which any of the Company Assets or the Stock is bound or affected, except as set forth in Section 3.06(b) of the Disclosure Schedules. Except as set forth in Section 3.06(b) of the Disclosure Schedules, neither the Seller nor the Company has received any notice of any actual or alleged failure to so comply with Legal Requirements, and the Company is not currently subject to any sanction for such noncompliance.

SECTION 3.07 Conduct in the Ordinary Course of Business. Since December 31, 2015, except as disclosed in Section 3.07 of the Disclosure Schedules, the Business has been conducted in the Ordinary Course of Business of the Company, consistent with past practice.

SECTION 3.08 Information Supplied; Accuracy. To Seller's Knowledge, the information including without limitation written, electronic or other form of information provided by or on behalf of the Seller or the Company to the Purchaser in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereunder was true, complete and correct as of the date it was provided and as of the Closing Date. To Seller's Knowledge, neither this Agreement nor any document or certificate to be provided by the Seller or the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any of the statements contained herein or therein not misleading.

SECTION 3.09 Employee Matters.

(a) Except as disclosed in Section 3.09(a) of the Disclosure Schedules, the Seller has made available to the Purchaser true and correct copies (or where written plans do not exist, summary descriptions thereof) of all employee benefit plans as defined in Section 3(3) of ERISA and all employment, bonus, stock option, stock purchase, restricted stock, severance, incentive, retirement and other benefit plans, programs, policies or arrangements, as each of the foregoing were entered into, maintained, or contributed to, by the Company or the Seller, or any of its Affiliates for, or with respect to, the Employees (collectively, the "Plans").

(b) Each of the Plans has been operated by the Company, or the Seller, as applicable, in compliance with its terms and the requirements of ERISA, the Code and any other applicable Legal Requirement. No legal action, suit or claim is pending or, to the Knowledge of the Seller, threatened, with respect to any of the Plans (other than claims for benefits in the ordinary course). No Plan has been administered or funded in a

manner that would result in Liabilities for the Company or the Purchaser in respect of any Taxes or otherwise.

(c) Prior to the Closing Date, Seller shall transfer certain agreed upon Employees from GLHEGC or Seller to the Company along with such Employees' personnel file and other employment records. The Seller has furnished to Purchaser a true, correct and complete list of the names and job titles of all Persons who, as of the Closing Date, are Employees of the Company, together with annual base salaries, bonuses and commissions of such Employees and whether Employee is on leave of absence or layoff status, attached as Exhibit 3.09(c) hereto. There are no arrearages in the payment of wages or salaries, bonuses or commissions to such Employees, and there are no unpaid wages, salaries, bonuses or commissions that were earned or accrued in years prior to 2017 but not yet due or payable by the Company. Other than the employment agreements as summarized in Exhibit 3.09(c) hereto, the Company has no employment agreements, compensation or deferred compensation arrangements or consulting agreements with any Employee or other Person which is in writing or which is not terminable at will. The information contained in Exhibit 3.09(c) will be accurate and shall not have been modified as of the Closing Date, except with the prior written consent of the Purchaser.

(d) Except as identified and described in Exhibit 3.09(d) attached hereto, the Company has no Plans or Section 125 cafeteria/benefit plan that currently are maintained by, sponsored in whole or in part by or contributed to, by or on behalf of the Company, for the benefit of the respective Employees, retirees, dependents, spouses, directors, independent contractors or other Beneficiaries. Exhibit 3.09(d) consists of a true, correct and complete copy of the Employee informational materials in effect with respect to the Company's Employees as of the date hereof, which materials contains true and complete copies or summaries of all material pension, retirement, profit-sharing, deferred compensation, stock option, Employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material Employee benefit plans or fringe benefit plans, including, without limitation, all Plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, the Company for the benefit of its Employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate therein. Neither the Seller, the Company nor any ERISA affiliate of the Seller (which for purposes of this Agreement shall mean any entity required to be aggregated with the Seller or the Company under Code Sections 414(b), (c), (m) or (o)) maintains or has maintained any multi-employer plan within the meaning of Section 3(37) of ERISA. All Plans are in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable Legal Requirement. No Plan which is a Defined Benefit Pension Plan (within the meaning of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the Plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the Plan terminated

in accordance with any applicable Legal Requirement. No Plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to a Plan that could subject the Company to Liabilities under Title IV of ERISA or other Legal Requirement. No Plan has been funded or administered in a manner that would result in Liabilities for any Tax or penalty for overfunding or prohibited transactions under any applicable Legal Requirement. No Plan is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). All Plans sponsored by the Seller, the Company or any ERISA Affiliate which are subject to Code Section 412 currently meet, and for the past six (6) Plan years have met, the "minimum funding standard" as defined in Code Section 412.

(e) The Seller has furnished to the Purchaser (i) all documents evidencing trusts relating to the Plans; (ii) where applicable, the last six (6) Forms 5500 filed with respect to each Plan; (iii) the audited financial statements of the Great Lakes Higher Education Corporation Money Purchase Pension Plan and the Great Lakes Educational Loan Services, Inc. 401(k) Plan for the last six (6) plan years, including the management letters from the Plans' auditors; and (iv) all schedules and exhibits to all such documents listed in subsections (i) – (iii).

(f) Each Plan which is intended to qualify under Code Section 401(a) has received a favorable determination letter from the IRS, and the related trusts have been determined to be exempt from taxation. Prior to the Closing Date, the Seller furnished to the Purchaser a copy of the most recent IRS determination letter with respect to each such Plan and nothing has occurred since the date of such determination letter that would cause the loss of such qualification or exemption, and no assessment of Taxes has been made or, to the Knowledge of the Seller, threatened against the Company or any related trust of any such Plan, on the basis of a failure of such qualification ore exemption.

(g) Except for Seller's Paid Time Off policy which allows the use of paid time off benefits beyond their retirement date, none of the Plans provides or promises post-retirement health benefits, life benefits, or other welfare-type benefits to current Employees or retirees of the Company beyond their retirement date or other termination of service, except as required by Code Section 4980B or other Legal Requirement.

(h) The consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit under the Plans, except as otherwise provided by their terms.

(i) No "prohibited transaction", as such term is defined in Section 406 of ERISA or Code Section 4975, has occurred with respect to any Plan. No Plan provides for the gross-up or reimbursement of taxes under Code Section 409A or Code Section 4999, or otherwise.

SECTION 3.10 <u>Third Party Services</u>. Except as reflected in Section 3.10 of the Disclosure Schedules, to Seller's Knowledge, there is no service provided by a third party that is material to or otherwise utilized in the Ordinary Course of Business for the conduct of the Business as of the date of this Agreement and as of the Cut-Off Time that will be unavailable to

the Company or the Purchaser after Closing, either pursuant to a contract included among the Company Assets. Exhibit 3.10 hereto reflects a complete list of services provided by a third party that are reasonably required to conduct the Business as of the date of this Agreement and the identification of the related contract, if any, pursuant to which those services are provided to the Company.

SECTION 3.11 Matters as to Company Assets. The Company Assets shall be comprised of all of the personal property, Real Property and assets owned or held by or on behalf of the Company as of the Cut-Off Time, including without limitation those listed on Exhibit 3.11(a) hereto or reflected in the Books and Records of the Company as being owned by the Company, which shall also expressly include without limitation: (i) the Company's rights under any third-party contracts listed on Exhibit 3.10 and that are referenced on Exhibit 3.11(a) hereto; and (ii) any consents or approvals reflected on Section 3.03 of the Disclosure Schedules and which are referenced on Exhibit 3.11(a) hereto. Notwithstanding the preceding sentence, the Company Assets shall not include those assets specifically listed on Exhibit 3.11(b) hereto (the "Excluded Assets"). The Company owns all the Company Assets and the Company has good, valid and marketable title to all such Company Assets, free and clear of Encumbrances, except for (i) Permitted Liens, and (ii) those Company Assets in which the Company holds a leasehold interest, as set forth in Section 3.11 of the Disclosure Schedules. The Company Assets are in good operating condition and repair (normal wear and tear excepted) and free from impediments to use in the Ordinary Course of Business of the Company, except such defects and impediments to use or value that will not have a Material Adverse Effect on the value or usefulness of any such Company Assets. The Company Assets constitute all real and personal property used by the Company to conduct the Business, in the Ordinary Course of Business of the Company. All the Company Assets are in the possession of, and under the control of, the Company, are suitable for the purposes for which they are being used, and are of a condition, nature and quantity sufficient for the use of the Company Assets in the Ordinary Course of Business of the Company. There are no personal property Taxes, real estate Taxes or assessments, or other Taxes owed with respect to any of the Company Assets.

SECTION 3.12 Insurance. Prior to and as of the Closing Date, all of the Company Assets have been covered by insurance policies or binders of insurance or programs of self-insurance, the terms of which and identity of the insurers are disclosed in Section 3.12 of the Disclosure Schedules. Exhibit 3.12 hereto identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder since January 1, 2014 and the most recent annual premiums paid by the Company with respect to such insurance policies, and the Company has delivered or made available to the Purchaser accurate and complete copies of the insurance policies identified on Exhibit 3.12. Each of such insurance policies is in full force and effect. Except as set forth in Exhibit 3.12, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Exhibit 3.12, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company is accurate and complete. Except as set forth in Exhibit 3.12, the Company has provided timely written notice to the appropriate insurance

carrier(s) of each proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such proceeding, or informed the Company of its intent to do so. The Company has made available or delivered to the Purchaser accurate and complete copies of all material correspondence between the Company and any insurance carrier or insurance broker since January 1, 2014 related to claims made under the insurance policies set forth on Exhibit 3.12.

SECTION 3.13 Labor Matters.

(a) The Company is not nor has been or is a party to any collective bargaining or other similar labor contract. Since January 1, 2016, there has not been, there is not presently pending or existing, and to the Seller's Knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any proceeding with respect to or affecting the Employees of the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations, including any charge or complaint filed by an Employee or union with the National Labor Relations Board or any comparable Governmental Authority, organizational activity, or other labor dispute with respect to or affecting any of the Employees, (iii) any application for certification of a collective bargaining agent or request to recognize a collective bargaining agent, or (iv) negotiation between the Company and any group representing or proposing to represent Employees. To the Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any Employees by the Company, and no such action is contemplated by the Company.

(b) The Company has complied with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and other requirements under applicable state and federal law, the payment of social security and similar Taxes and occupational safety and health for the Employees. The Company has not received (i) notice of any charge or complaint from an Employee with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to an Employee or notice that such investigation is in progress, or (iii) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum alleging breach of any express or implied contract of employment, the breach of any applicable law governing employment or the termination thereof, or other discriminatory, wrongful or tortious conduct in connection with the employment of an Employee, and there are no such proceedings pending or, to the Seller's Knowledge, threatened.

(c) The Company does not owe and is not delinquent in payments to any of its current or former officers, directors, Employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them.

SECTION 3.14 Taxes. The Company has timely filed all Returns required to be filed pertaining to the Stock, the Business, the Company Assets and the Facilities and such Returns are accurate and complete. Exhibit 3.14 hereto lists such Returns for tax periods beginning on or after December 31, 2013. All Taxes shown thereon have been paid when due. There are no Encumbrances for Taxes on the Company Assets (other than Permitted Liens of the type set forth in clauses (b) and (c) of the definition thereof). All Taxes required to be shown on such Returns or otherwise due have been timely paid in full.

In addition, except as set forth on Section 3.05 of the Disclosure Schedules:

(a) To Seller's Knowledge, there is no dispute concerning any Liabilities for Taxes of the Company claimed or raised by any Governmental Authority. All Taxes required to be shown on such Returns or otherwise due in respect of the Company Assets and the Business have been timely paid in full.

(b) No deficiencies or reassessments relating to such Returns have been proposed, asserted or assessed formally or informally against the Company affecting or relating to the Business or the Company Assets by any Governmental Authority which have not been resolved in full.

(c) There are no outstanding waivers or agreements extending the statute of limitations or the period for assessment, reassessment or collection of any amount of Taxes to which the Company may be subject relating to the Stock, the Company Assets or the Business, and no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes in connection with the Company, the Company Assets or the Business.

(d) There are no other actions, controversies, suits or audits by any Governmental Authority in progress relating to the assessment or collection of Taxes in respect of any of the Company, the Company Assets or the Business.

(e) The Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Legal Requirement.

(f) Neither the Seller nor the Company is a party to any agreement providing for the allocation or sharing of Taxes relating to the Company or to any of the Company Assets or to the Company.

(g) The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the Company for any Tax period prior to the Closing Date as reflected on the Books and Records of the Company are adequate to cover such Taxes.

(h) No penalties or other charges of any nature are or will become due with respect to the late filing of any Returns required to be filed on or before the Closing Date. The Company is not responsible or liable for any Taxes of any of its current or previous officers, employees, directors or shareholders for any reason of any nature, including

without limitation, any such Liability for Taxes arising as a result of any prior distributions, payments or operation of the Company.

(i) The Seller and the Company filed federal Returns for 2016 and will file federal Returns for 2017, in each case on a consolidated basis.

(j) The Company is not a party to any agreement that would result, separately or in the aggregate, in Liabilities for the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(k) The Company is in compliance with Section 409A of the Code and related deferred compensation rules.

SECTION 3.15 Brokers. No broker, finder, investment banker or other intermediary has acted for or on behalf of the Seller or the Company and no such party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company or any of their respective Affiliates.

SECTION 3.16 Environmental Laws. Except as set forth on Section 3.16 of the Disclosure Schedules, neither the Company nor any of the Owned Real Estate or, to Seller's Knowledge, other Facilities, or any portion thereof, is in violation of any applicable Environmental Law, and no expenditures are required to be made in order for the Company, the Owned Real Estate or, to Seller's Knowledge, the Facilities or any portion thereof to be compliant or to address any past non-compliance with any Environmental Law. None of the following exists at the Owned Real Estate or, to Seller's Knowledge, the Facilities: (a) asbestos-containing material in any form or condition, (b) materials or equipment containing poly-chlorinated biphenyls, or (c) mold. Except as set forth on Section 3.16 of the Disclosure Schedules, neither the Company nor, to the Seller's Knowledge, any Person has used, generated, manufactured, produced, stored, or disposed of on, under, or about any of the Owned Real Property or the Facilities or transported to or from such property any flammable explosives, asbestos, radioactive materials, hazardous wastes, toxic substances, or related injurious materials, whether injurious by themselves or in any combination with other materials (collectively, "Hazardous Materials"). There is no proceeding or inquiry, to the Seller's Knowledge, by and Governmental Authority with respect to the presence of such Hazardous Materials on any of the Owned Real Property or Facilities or the migration thereof from or to other property. For the purpose of this Agreement, Hazardous Materials shall include but not be limited to substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws.

SECTION 3.17 Material Contracts. Set forth in Exhibit 3.17 hereto is a complete list or description of the following contracts, including all amendments thereto, to which the Company is a party as of the date hereof (collectively, the "Material Contracts"):

(a) all contracts to which the Company is a party and by which the Company guarantees any debts or obligations of a Person who is not an Affiliate;

(b) all contracts of the Company:

(i) by which the Company is obligated (A) to make annual payments in excess of $50,000; or, (B) to purchase goods, products, supplies, materials or other items or services in excess of $50,000 annually;

(ii) which were not made in the Ordinary Course of Business and which involve payments by the Company in excess of $50,000 annually or $250,000 in the aggregate;

(iii) all leases of personal and other property to which the Company is a party and by which the Company is obligated to make annual payments in excess of $50,000;

(iv) all Servicing Agreements;

(v) all customer contracts involving the receipt by the Company from the customer of more than $50,000 annually; and,

(vi) all agreements with the Department of Education.

True and complete copies of all of the Material Contracts and descriptions of the material terms and conditions of any verbal Material Contracts have been made available to Purchaser. To Seller's Knowledge, all of the Material Contracts are valid and binding obligations of the Company which is a party thereto, enforceable in accordance with their respective terms, except to the extent limited by general principals of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights. The Company is not in breach or default under any Material Contract, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a breach or default by the Company thereunder. The Company has not waived any material rights under any Material Contract or materially modified any terms thereof. To the Seller's Knowledge, no other party to any Material Contract is in breach or default in any respect thereunder, nor has any event occurred or is expected to occur (including without limitation the transactions contemplated hereby), which with the giving of notice or the passage of time (or both) would constitute a breach or default by such other party thereunder. No party to any Material Contract has given notice of termination, interest to terminate, nonrenewal or intent to not renew with respect to such Material Contract. The Company has committed no uncured Servicing Errors under any of the Servicing Agreements expected to have a Material Adverse Effect. A true and complete list of each Material Contract is set forth in Exhibit 3.17 hereto.

SECTION 3.18 Intellectual Property. Exhibit 3.18 hereto sets forth a complete and correct list of all Intellectual Property owned by the Seller (and licensed to the Company) or the Company or related to, used in or necessary for operation of the Business and use of the Company Assets, each in the Ordinary Course of Business of the Company (the "Company

Intellectual Property"). With respect to the Company Intellectual Property: (a) the Seller or the Company owns all right, title and interest in the Company Intellectual Property, free and clear of all Encumbrances, other than licenses granted by the Company to the Seller therein; (b) the use of the Company Intellectual Property does not infringe upon, dilute or misappropriate any Intellectual Property rights of any Person; (c) to the Seller's Knowledge, no claims or allegations of infringement or unauthorized use involving any Company Intellectual Property are pending against a third party; (d) to the Seller's Knowledge, there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or technology against the Company; and (e) to the Seller's Knowledge, no circumstances exist that would form the basis for any claim of infringement, dilution, unauthorized use, or violation of any Company Intellectual Property, or challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

Except as set forth on Exhibit 3.18, all of the registrations and applications with respect to the Company Intellectual Property that is subject to patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, registered copyrights and applications for registered copyrights are (i) owned by the Company, are in the name of the Company, (ii) are valid, in proper form, enforceable and subsisting, and (iii) all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyrights and trademark authorities. No registration, or application therefor, of any of the Company Intellectual Property has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any Governmental Authority.

The Company has taken reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied with all applicable contractual and Legal Requirements pertaining to information privacy and security. The Company has human resource policies in place under which Company's employees or independent contractors agree to work for hire provisions related to the Company Intellectual Property and all trade secrets relating thereto. No Person has any rights to use any of the Company Intellectual Property other than rights granted in connection with customer offerings granted or entered into in the Ordinary Course of Business of the Company, all as set forth in Material Contracts included as part of the Company Assets. The Company has not granted to any Person, nor authorized any Person to retain, any rights in the Company Intellectual Property other than rights granted or entered into in connection with customer offerings granted in the Ordinary Course of Business of the Company.

The Company Intellectual Property is free from defects in design, workmanship and materials and conforms in all material respects to the written documentation and specifications therefor. To the Seller's Knowledge, the Company Intellectual Property does not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Neither the Seller nor the Company has received any warranty claims, contractual terminations or requests

for settlement or refund due to the failure of the Company Intellectual Property to meet their specifications or for harm or damage to any Person.

SECTION 3.19 Real Estate.

(a) Exhibit 3.19 hereto sets forth a list of all real estate constituting a portion of the Company Assets owned of record by the Company, or leased, subleased or otherwise occupied or used as Facilities by the Company, indicating the nature of its interest therein (collectively, the "Real Property"). The Company has (i) good and valid fee title to all of the Real Property which it owns or purports to own (the "Owned Real Property"), and (ii) valid leasehold interests in all leases of Real Property which it leases or purports to lease, free and clear of any Encumbrances, other than Permitted Liens. To the Knowledge of the Seller, there are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Real Property.

(b) All Real Property leases under which the Company is operating are valid and in full force and effect, no notice of termination has been received by the Company with respect thereto and, to the Knowledge of the Seller, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by the Company thereunder or by any other party thereto, except for (i) such defaults and events as to which requisite waivers or consents have been obtained or (ii) defaults which, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.20 Ownership of Stock. Seller is, as of the date of this Agreement, the record title and beneficial owner of the Stock, and will be the record title and beneficial owner of the Stock as of Closing, free and clear from all Encumbrances of any nature, and upon the delivery to the Purchaser of the endorsed Stock certificates, the Purchaser will be the title and beneficial owner of the Stock, which shall constitute 100.0% of the issued and outstanding stock of the Company, and which shall be free and clear from all Encumbrances of any nature whatsoever.

SECTION 3.21 Organization and Standing of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, its state of incorporation, and is legally qualified to transact business and is in good standing in every jurisdiction in which the nature of the Business conducted by it or the character or location of Company Assets owned or leased by it makes such qualification necessary, except in such jurisdictions where failure to be so duly qualified would not have a Material Adverse Effect. A list of the jurisdictions in which the Company is qualified to transact business is set forth in Exhibit 3.21 attached hereto. The Company owns 100% of the equity interests in the Subsidiary and a portion of the equity interests in GreatNet Solutions, LLC. Other than the Subsidiary and GreatNet Solutions, LLC, the Company has no subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Person. The Company has not agreed nor is obligated to make, or is bound by, any contract under which it may become obligated to make, any future investment in or

capital contribution to any other Person. Except for the Subsidiary and GreatNet Solutions, LLC, the Company has not, any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person. Except for the Company's use of the name "Great Lakes," the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(b) Seller has delivered to Purchaser a true and complete copy of the Company's articles of incorporation and bylaws, and any amendments thereto, presently in effect. The minute books of the Company are in good order, true, complete, correct and up-to-date, and with all necessary signatures, setting forth all meetings and actions taken by the shareholders and directors of the Company. The stock transfer books and stock ledgers of the Company are in good order, true, complete, correct and up-to-date, with all necessary signatures, and set forth all stock certificates issued, transferred and surrendered. The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws.

(c) The authorized capital stock of the Company consists of 9,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding and owned as of the date of this Agreement and will be so owned by the Seller as of the Closing Date. The Stock is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and are subject to no restrictions with respect to transferability. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Stock. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities rights of first refusal or other agreements or arrangements of any nature whatsoever under which the Seller or the Company is or may become obligated to issue, assign or transfer any shares of the capital stock of the Company. The Stock was issued in compliance with each Legal Requirement, the articles of incorporation and bylaws of the Company, and each agreement to which the Company or any of the Company Assets are bound.

SECTION 3.22 <u>Absence of Certain Events</u>. Subsequent to December 31, 2016, with respect to the Company, there has not been:

(a) an amendment to the Company's articles of incorporation or bylaws, or merger with or into or consolidation with any Person, or a change or agreement to change any agreements to which the Company is a party or the character or the Business of the Company;

(b) any dividends declared or paid or other distributions of any kind to the Seller as the sole shareholder of the Company declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Stock;

(c) any loan or advance made to any officers, directors, Employees, consultants, agents, or shareholders of the Company, or any other loan or advance made otherwise than in the Ordinary Course of Business of the Company;

(d) any change in the financial condition, properties, Business or operations of the Company or any event or circumstance which is, or may result in, singly or in the aggregate, a Material Adverse Effect;

(e) any loss affecting any of the Company Assets, unless such loss could not reasonably be expected to result in a Material Adverse Effect;

(f) any strike or other labor trouble or dispute has resulted in or may result in a Material Adverse Effect;

(g) any loss of any permit, license, qualification or certificate of authority held by the Company;

(h) any indebtedness, Liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the Ordinary Course of Business of the Company, or any guarantee by the Company of any indebtedness, Liability or obligation of any other Person;

(i) any obligation, Liability or Encumbrance, paid, discharged or satisfied by or on behalf of the Company other than the current Liabilities reflected in the most recent financial statement;

(j) any sale, transfer or other disposition of any Company Asset having a book value in excess of $25,000 in a single instance and $50,000 in the aggregate, or any cancellation of any debt or claim of the Company having a book value in excess of $10,000 in a single instance and $25,000 in the aggregate, except in the Ordinary Course of Business of the Company;

(k) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, Employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than in the Ordinary Course of Business of the Company or as required pursuant to an existing employment agreement;

(l) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Company in excess of $150,000 with respect to any single expenditure, addition or improvement, and $300,000 in the aggregate, of the Company except in the Ordinary Course of Business of the Company and set forth in Exhibit 3.22(l) hereto;

(m) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew any Material Contract to which the Company is a party;

(n) any failure to maintain the Books and Records of the Company in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principle or practice of the Company;

(o) any write-off as uncollectible of any receivables, or any portion thereof by the Company, other than in the Ordinary Course of Business of the Company; or

(p) any adverse change in the Business, financial condition, operations, results of operations or future prospects of the Company.

SECTION 3.23 Accounts Receivable. Except as set forth on Exhibit 3.23 hereto, all of the Company's accounts receivable are valid and binding obligations of each party thereto. The Company's accounts receivable are not subject to any setoffs or counterclaims. All of the Company's accounts receivable are reflected properly on the Company's Books and Records. The Company has used commercially reasonable efforts in its collection of the accounts receivable.

SECTION 3.24 Claims; Distributors.

(a) Except as described on Exhibit 3.24 hereto: (i) each product sold, leased or delivered, or service provided, by the Company has conformed with all applicable contractual commitments and all express and implied warranties; and (ii) the Company does not have any material Liability (and there is no pending or, to the Seller's Knowledge, threatened claim against it that could reasonably be expected to give rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product sold, leased or delivered, or service provided, by the Company is subject to any guaranty, warranty or other indemnity beyond the Company's Material Contracts with clients entered into in the Ordinary Course of Business.

(b) Except as described on Exhibit 3.24 hereto, no distributor, contractor, broker, dealer, agent or representative, other than the Company's current Employees, has a contract to sell any Company product or service.

SECTION 3.25 Subsidiaries. The Subsidiary is a duly formed and validly existing limited liability company in good standing under the laws of the State of Wisconsin. Notwithstanding any provision in this Agreement to the contrary, each covenant, representation and warranty made by the Seller with respect to the Company, as well as the Disclosure Schedules, shall apply independently and with full force and effect to the Subsidiary, except for the preceding sentence. The Subsidiary has no subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER PARENT

A. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary company power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject to Bankruptcy and Equity Exceptions. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser including approval by the Purchaser's Board of Directors.

SECTION 4.02 No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section 4.03 hereof have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser and the consummation of the transactions contemplated by this Agreement by the Purchaser do not (a) violate or conflict with the certificate of organization or operating agreement (or equivalent organizational documents) of the Purchaser, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser that would prevent or delay the Purchaser from consummating the transactions contemplated hereunder, or (c) except as would not, individually or in the aggregate, have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, in any case, which would prevent, delay or limit in any manner the Purchaser from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.03 Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement, do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser will not, require any consent, approval, authorization

or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect on the ability of the Purchaser to perform any of its obligations under this Agreement or the Ancillary Agreements, as the case may be, (b) where such consent, approval, authorization, or filing or notification, has been obtained or made prior to Closing, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Company or the Seller.

SECTION 4.04 Absence of Litigation. There are no actions, proceedings or investigations pending, or to the Purchaser's knowledge threatened, against the Purchaser which seek to prevent, delay or limit the consummation of the transactions contemplated hereby or by the Ancillary Agreements. For purposes of this Section 4.04, "Purchaser's Knowledge" means facts and circumstances which are actually known or would reasonably be expected to be known by any of the following individuals: Jeffrey R. Noordhoek, Terry J. Heimes, James D. Kruger, William Munn, Mike Dunlap and Joseph Popevis, in each case, after reasonable inquiry.

SECTION 4.05 Brokers. No broker, finder or investment banker or other intermediary has acted for or on behalf of the Purchaser and no such party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

B. Representations and Warranties of the Purchaser Parent.

The Purchaser Parent represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

SECTION 4.06 Organization and Authority of the Purchaser Parent. The Purchaser Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary company power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Purchaser Parent, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and, upon their execution, the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser Parent enforceable against the Purchaser Parent in accordance with their respective terms, subject to Bankruptcy and Equity Exceptions. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser Parent including approval by the Purchaser Parent's Board of Directors.

SECTION 4.07 No Conflict. Assuming that all consents, approvals, authorizations, other actions, filings and notifications described in Section 4.03 hereof have been obtained and made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser Parent and the consummation of the transactions contemplated by this Agreement by the Purchaser Parent do not (a) violate or conflict with the certificate of incorporation and bylaws

(or equivalent organizational documents) of the Purchaser Parent, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser Parent that would prevent or delay the Purchaser Parent from consummating the transactions contemplated hereunder, or (c) except as would not, individually or in the aggregate, have a Material Adverse Effect, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any assets or properties to which the Purchaser Parent or any of its subsidiaries is a party or by which any of such assets or properties is bound or affected, in any case, which would prevent, delay or limit in any manner the Purchaser Parent from consummating the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.08 Consents and Approvals. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser Parent and the consummation by the Purchaser Parent of the transactions contemplated by this Agreement, do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser Parent will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect on the ability of the Purchaser Parent to perform any of its obligations under this Agreement or the Ancillary Agreements, as the case may be, (b) where such consent, approval, authorization, or filing or notification, has been obtained or made prior to Closing, or (c) as may be necessary as a result of any facts or circumstances relating solely to the Company or the Seller.

SECTION 4.09 Representations and Warranties of the Purchaser. Each representation and warranty of the Purchaser as set forth in Sections 4.01 through 4.05 hereof are true, correct, complete and accurate.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01 HSR Compliance. Each of the Parties shall (i) prepare and file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR within three (3) Business Days after the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR and (iii) use their respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR as soon as practicable. Each of the Parties shall promptly notify the other Parties of any written communication to that Party from any Governmental Authority relating to compliance with HSR under this Agreement or the purchase and sale transaction contemplated hereby. The Seller and the Purchaser shall share evenly the filing fees required in connection with filings made under the HSR.

SECTION 5.02 Access to Information. In order to facilitate the purchase and sale of the Stock, at any time prior to the Closing Date, and in order to prepare, investigate, defend or resolve any potential Liabilities arising after the Closing Date, upon reasonable notice, the Seller shall, both prior to and after the Closing Date (1) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Seller and of the Company relating to the Stock, the Company, the Facilities, the Company Assets and the Assumed Liabilities, (2) furnish to the officers, employees and authorized agents and representatives of the Purchaser such available additional financial and operating data and other information, with respect to periods prior to the Closing Date, regarding the Stock, the Business, the Facilities, the Company Assets and the Assumed Liabilities as the Purchaser and the Company may from time to time reasonably request, (3) make reasonably available to the Purchaser the employees (including the Employees) of the Company, the Seller and their respective Affiliates whose assistance, testimony or presence is reasonably necessary to assist the Purchaser and the Company, including in evaluating, preparing, investigating, defending and resolving any such potential Liabilities, including the presence of such persons as witnesses in depositions, hearings or trials for such purposes, and (4) reasonably cooperate with the Purchaser and the Company, and cause their respective applicable officers, employees, agents and representatives so to cooperate with the Purchaser and the Company, in connection therewith; provided, however, that such access shall be provided in a manner which will not unreasonably interfere with the business of the Seller.

The Seller agrees that it shall preserve and keep all Books and Records relating to the Company with respect to periods on or before the Closing Date in its or an Affiliate's possession for a period of at least six years from the Closing Date and the other shall have the right, at its expense, to obtain copies of all or part of such Books and Records. Likewise, the Purchaser shall preserve and keep all Books and Records relating to the same matters in its possession for the same time periods, and shall afford the Seller like access to the same, at the Seller's expense.

SECTION 5.03 Pre-Closing Confidentiality Agreement. The terms of the Confidentiality Agreement between the Seller and the Purchaser Parent, dated as of February 9, 2017, a copy of which is attached as Exhibit 5.03 hereto, are hereby incorporated by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations thereunder shall, except as provided for in Section 5.04 below, terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects. Each of the Seller and the Purchaser expressly agree to be bound by the Confidentiality Agreement, as though it was a party thereto.

SECTION 5.04 Post-Closing Confidentiality. From and after the Closing, the provisions of the Confidentiality Agreement shall apply as if fully stated herein, and continue in full force and effect, with respect to Confidential Information of one Party shared with the other pursuant to this Agreement or learned by the other in connection with a Party's performance of its obligations or exercise of its rights under this Agreement, for a period of two (2) years from the Closing Date.

SECTION 5.05 Non-Compete. The Seller and its Affiliates are familiar with the trade secrets related to the Company, the Company Assets and with other confidential information

with respect thereto, including all (a) the Seller's Intellectual Property and Business related thereto, (b) customers and clients and customer and client lists related to the Company Assets and Business related thereto, (c) products (including products under development) and services related to the Business and the Company Assets and related costs and pricing structures and performance techniques, (d) business methods and practices related to the Company, the Company Assets, and Business related thereto, and (e) similar and related confidential information and trade secrets related to the Company, the Company Assets and Business related thereto. The Seller acknowledges and agrees that the Purchaser and the value of the Stock, the Company and the Company Assets would be irreparably damaged if the Seller were to directly or indirectly provide services to any Person competing with the Business, the Material Contracts and operations related to or arising out of the Company Assets or engaging in a similar business and that such direct or indirect competition by any such Party would result in a significant loss of goodwill by the Business. In further consideration of the Purchaser's payment of the Purchase Price under this Agreement (in respect of which payment the Seller expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Stock, the Company, the Company Assets and the Business acquired by the Purchaser hereunder (including the goodwill inherent in the Business as of the date hereof), the Seller (whether acting alone, in concert with another Person or as a consultant, employee, independent contractor or equity owner of such other Person) hereby agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, such Party shall not directly or indirectly, and shall cause any respective Affiliate not to, launch, develop, market, own any interest in, sell or license any interest in any services or products relating to any aspect of the Business or that otherwise competes with any aspect of the Business, the Company or the Company Assets, including use of the Systems (as defined in the Guarantor Services Agreement) to offer guarantor servicing technical support or systems to third parties. Notwithstanding the foregoing provisions of this Section 5.05, nothing in this Section 5.05 shall prohibit or restrict the Seller or its Affiliates from engaging in the following activities: guaranty conversions, guaranty consulting and support, default aversion services, terminal servicing of FFELP guarantor portfolios on behalf of the Department of Education or at the Department of Education's request or direction, venture capital and direct investment in private loan origination, educational technology and/or entities, services, products directly or indirectly supporting post-secondary access and success and financial literacy and learning, or unrelated activities where the venture capital and direct investment is de minimis in terms of the overall capitalization of the entity conducting the activity, Campus Sonar, College Cost Meter, Cohort Catalyst, Cohort Management Essentials, GradReady or its successor product, Project Success, Student Success, any other school products not a part of the Guarantor Services Agreement and private loan origination.

SECTION 5.06 Non-Solicitation. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the "Non-Solicitation Period"), the Seller shall not, and shall cause each Affiliate of the Seller not to, directly or indirectly, either individually or acting in concert with another Person or Persons, solicit for employment, consultation or retention any Person who is an employee of the Company, the Purchaser, the Purchaser Parent (or any respective Affiliate thereof), or influence or attempt to influence any Person who is an employee of the Company, the Purchaser, the Purchaser Parent (or any respective Affiliate thereof) during the Non-Solicitation Period to terminate his or her employment with the Company, the Purchaser, the Purchaser Parent (or any respective Affiliate

thereof) *provided*, that this Section 5.06 shall be deemed not to apply to any Person (and shall not preclude the hiring of any employee or other Person) who (i) responds to any public advertisement placed by Company, Purchaser, Purchaser Parent or their respective Affiliates, or (ii) has been terminated by the Company, Purchaser or Purchaser Parent or their respective Affiliates prior to the commencement of employment discussions between Seller (or its applicable Affiliates) and such employee or other Person. Further, the provisions of this Section shall not restrict or in any way prohibit Seller's or its Affiliates' ability to solicit and/or rehire Jeff Crosby and Maureen Harrill.

SECTION 5.07 Consents to Change of Control of the Company; Regulatory and Other Authorizations; Consents. The Seller will use its best efforts to obtain all authorizations, consents, orders and approvals with respect to restrictions on change of Control of the Company, from all Persons who are parties to any of the Material Contracts included as part of the Company Assets, and from all Governmental Authorities, that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will reasonably cooperate with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, however that in obtaining any such consents or approvals, no Party hereto shall, or shall permit any of its Affiliates to impose any obligation or Liabilities on another Party hereto without the prior written consent of such other Party. Specifically with respect to the GL TIVAS Agreement and the Nelnet TIVAS Agreement,, the Parties (i) have dispatched executives from each to inform the Department of Education of (A) the transactions contemplated by the terms of this Agreement, and (B) the Parties' intention to perform servicing functions of the Parties and/or their respective Affiliates on a single, shared technology platform and system, and (ii) agree to use commercially reasonable efforts to confirm to the Purchaser's satisfaction that such transactions or intention will not be deemed to constitute (or result in requirement of) a novation under the Federal Acquisition Regulation, are consented to by the Department of Education, and will not result in a downward or adverse adjustment of or reduction in allocation of volume of Direct Loans serviced by either the Company, the Purchaser, and/or their respective Affiliates, from the volume currently serviced by the Company or the Purchaser's Affiliate, Nelnet Servicing, LLC, under the GL TIVAS Agreement or the Nelnet TIVAS Agreement, respectively (collectively, the "Department of Education Confirmation"). The Department of Education Confirmation shall be deemed satisfied if the Purchaser (or its Affiliate) either receives formal Department of Education Confirmation or, alternatively, if neither the Purchaser (or its Affiliate) nor the Seller receives formal or informal notice or communication from the Department of Education or any agent thereof reasonably deemed by the Purchaser to constitute a rejection of any part of the requested Department of Education Confirmation. Notwithstanding anything to the contrary herein, if any approval or consent is required pursuant to Section 3.03 hereof or this Section 5.07, including but not limited to satisfaction of the Department of Education Confirmation (collectively, the "Required Approvals") has not been obtained prior to the Closing, and the Purchaser and the Purchaser Parent waive receipt of one or more of such Required Approvals as a condition to Closing in accordance with Section 8.02 hereof, following the Closing, the Seller shall promptly use commercially reasonable efforts to obtain or cause to be obtained all Required Approvals at the Seller's expense, subject to the provisions in the balance of this Section 5.07. Pending receipt thereof, the Parties shall use commercially reasonable efforts, and the Parties shall cooperate with each other in any mutually-acceptable lawful arrangements designed to provide to the Purchaser all of the benefits of the underlying Material Contracts, and to the Seller, or its

applicable Affiliate, the benefits that the Seller or its Affiliate would have obtained had Required Approval been obtained with respect to the underlying Material Contract at the Closing. To the extent that the Purchaser or the Company are provided all of the benefits of any Material Contract pursuant to this Section 5.07, the Purchaser or the Company shall perform and discharge for the benefit of the other Persons that are parties thereto all of the Liabilities of such Person thereunder. To the extent that any of the benefits of any such Material Contract cannot be provided, to the Purchaser or the Company following the Closing and the use of commercially reasonable efforts of the Seller pursuant to this Section 5.07, then, the Purchaser and the Seller shall enter into such arrangements as may be necessary to provide to the Parties the economic and operational equivalent of such Material Contract having been subject to the Required Approvals in the manner described above.

SECTION 5.08 Office Lease Agreements. The Parties agree to negotiate in good faith the terms of mutually agreeable Office Lease Agreements providing for the lease of certain space located within the Facilities, as well as use commercially reasonable efforts to obtain the consent of the respective landlords for the applicable Facilities with respect to each of the Office Lease Agreements, if landlord consent is required provided, however, that in using its commercially reasonable efforts to obtain any such consents or approvals, no Party shall be obligated to undertake any obligation or expense or assume any liability to which it has not otherwise agreed elsewhere under this Agreement.

SECTION 5.09 Guarantor Services Agreement. On or before the Closing Date, the Parties shall execute and deliver the Guarantor Services Agreement, pursuant to which the Company shall furnish to the Seller and its Affiliates certain self-service opportunities to defaulted borrowers, technology support and operations as necessary in order to perform the FFELP Loan Guarantee Services as well as financial literacy product support and corporate services (including human resources, legal services, audit services, compliance services, facility/property services and communications services), all as further set forth in the Guarantor Services Agreement.

SECTION 5.10 Acknowledgement of the License Agreement. On or before the Closing Date, the Parties shall execute and deliver an acknowledgement to assume the non-exclusive, royalty-free, and irrevocable license to certain licensed software. The Acknowledgment of the License Agreement shall be substantially in the form of Exhibit 1.01(g).

SECTION 5.11 Transition Period. Following the date of execution of this Agreement, and in connection with the Purchaser's transition of Control of the Company, the Seller shall make commercially reasonable efforts to make available (or cause to be made available) to the Purchaser a secure area of reasonable size and characteristics within the Facilities for purposes of the Purchaser preparing and staging its computer and other equipment to be used at the Facilities and performing such other activities of the Purchaser in connection with the Purchaser's acquisition of the Stock. Subject to the Purchaser's assurance that such Persons have individually acknowledged and agreed to the relevant terms of the Confidentiality Agreement and the relevant confidentiality provisions of this Agreement, and subject to the Purchaser providing the Seller proof of insurance coverage held by the Purchaser (or by third parties acting on behalf of the Purchaser) applicable to the Persons and activities contemplated, the Seller shall afford (or cause to be afforded) to the Purchaser and its authorized agents and representatives reasonable

access, upon reasonable prior notice, to the Company, the Facilities, personnel, and properties of the Company and the records, contracts, documents and information of the Company relating to the Company, the Company Assets, Assumed Liabilities, the Business, the Facilities and the Employees and such other aspects of the Business as the Purchaser shall reasonably request, provided, and without limiting the provisions of Article IX hereof, the Purchaser shall indemnify and hold the Seller harmless from and against all damage, injury or other Liabilities to the extent caused by or incurred by any such Purchaser personnel in connection with such access. The Seller shall provide (or cause to be provided) reasonable cooperation to the Purchaser, including access to the Company personnel and the Facilities, as may be reasonably requested by the Purchaser in connection with the Purchaser's acquisition of the Stock, including access to the Employees as may be reasonably requested by the Purchaser in connection with acquisition of the Stock. The Seller shall also make available (or cause to be made available) to the Purchaser, from and after the execution of this Agreement, such services as the Parties may mutually-agree. The Seller shall have either entered into an Office Lease Agreement or fully transitioned its Business operations out of the Facilities by no later than the Cut-Off Time, and shall have completed the removal of its property (excluding the Company Assets) from the Facilities by no later than the Cut-Off Time, provided, however, should authorized representatives of the Company and the Purchaser who are involved in the transition process so agree, such date may be modified as needed.

Further, following the Closing Date, the Parties shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of the Business and provide reasonable assistance in conjunction therewith.

SECTION 5.12 Conduct of Business. The Seller covenants and agrees that, during the period commencing on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI hereof, the Seller shall use its best efforts (and shall cause the Company to use its best efforts) to preserve substantially intact those elements of the Business composed of the Facilities, the Employees, and the Company Assets, including the Company's present relationships with Persons who are parties to the Material Contracts which are included as part of the Company Assets, the Employees and the landlords for the Facilities. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, the Seller shall not, and shall cause the Company to not, without the written consent of the Purchaser:

(a) revalue any of the Company Assets other than in accordance with GAAP in the ordinary course of business and consistent with past practice (to the extent consistent with GAAP);

(b) sell, transfer, lease, pledge, sublease, license or otherwise dispose of or encumber any of the Company Assets;

(c) take any steps that would materially increase the exposure of the Purchaser associated with the Assumed Liabilities;

(d) increase or decrease the base compensation or any other compensation of any of the Employees (except in the Ordinary Course of Business);

(e) take any action (or inaction) that would cause its representations and warranties hereunder to be untrue or cause the failure of a condition to Closing hereunder;

(f) operate the Business of the Company other than in the Ordinary Course of Business of the Company;

(g) enter into or assume any Material Agreement, contract or instrument relating to the Company or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof outside of the Ordinary Course of Business without the prior consent of Purchaser;

(h) fail to pay accounts payable and other obligations of the Company when they become due and payable in the Ordinary Course of Business of the Company;

(i) fail to use its reasonable efforts to preserve the Business of the Company intact, to retain the services of its Employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

(j) fail to take such action as may be reasonably necessary to preserve the Company Assets and to maintain the Company's permits and licenses;

(k) fail to maintain the Company's insurance policies in full force and effect;

(l) fail to comply with any applicable Legal Requirement;

(m) fail to promptly advise Purchaser in writing of any Material Adverse Effect or of any event or circumstance which will, or with reasonable likelihood will, result in such a Material Adverse Effect or which will, or with reasonable likelihood will, constitute a violation or breach of any representation, warranty or covenant contained in this Agreement;

(n) fail to pay, discharge or satisfy any Liability or Encumbrance other than current Liabilities reflected in the most recent financial statements of the Company;

(o) except as otherwise permitted in this Agreement, declare or pay any dividend or make any distribution with respect to the Stock, or redeem, purchase or otherwise acquire any of its capital stock;

(p) materially modify or amend any of the terms of any of the Material Contracts to which the Company is a party; or

(q) not make any contract or understanding to take any action referred to in Sections 5.11(a) through 5.11(p) above.

SECTION 5.13 Notification of Certain Matters. At all times prior to the Closing, each Party hereto shall give prompt notice to the others of (i) the occurrence, or failure to occur, of

any event or existence of any condition of which it is aware that has caused or could reasonably be expected to cause any representation or warranty made by it in this Agreement to be untrue or inaccurate in any respect at any time after the date of this Agreement, up to and including the Closing Date, (ii) any failure on its part to comply with or satisfy, in any respect, any of its covenants or agreements in this Agreement and any failure of any condition to another Party's obligation to complete the transactions contemplated hereby to be satisfied, and (iii) any material amendment to or modification of any matter in the Disclosure Schedules.

SECTION 5.14 Updated Disclosure Schedules and Exhibits. The Seller shall have delivered to the Purchaser updated versions of the Disclosure Schedules and Exhibits to this Agreement to reflect all changes in the information set forth therein, or required to be set forth, from the date of this Agreement through the Closing Date; provided, however that nothing contained in such updated Disclosure Schedules or Exhibits shall be deemed to: (i)release the Seller from any breach of any representation and warranty set forth in this Agreement that arises as a result of the updated information set forth in such Disclosure Schedules or Exhibits, irrespective of whether the Purchaser chooses to proceed with the Closing notwithstanding such breach; or, (ii) preclude the Purchaser, if so permitted by Article XI hereof, from terminating this Agreement as a result of the updated information set forth in such Disclosure Schedule or Exhibits.

SECTION 5.15 Resolutions. At Closing, the Seller shall deliver to the Purchaser and the Purchaser Parent the resolutions described in Section 2.05(j) hereof, and the Purchaser and the Purchaser Parent shall deliver to the Seller the resolutions described in Section 2.06(e) hereof. Such resolutions shall reserve no conditions or be subject to any conditions other than those expressly set forth in this Agreement, and shall be irrevocable.

SECTION 5.16 No Shop.

(a) From the date of execution of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement in accordance with Section 11.01(iii)(B) hereof, the Seller shall not, and shall cause the Company and each of their respective officers, directors, employees and other agents not to, directly or indirectly, solicit, initiate or respond to any proposal or offer, including, without limitation, any proposal or offer to the Seller, the Company, or any of their respective Affiliates, representatives or advisers, which relates to the purchase or acquisition of all or a majority or more of the business, assets or capital stock of the Company, the Seller and/or their respective Affiliates, whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction (an "Acquisition Proposal"), other than in connection with the transactions contemplated by this Agreement. In the event that the Seller and/or the Company (or their respective representatives) receive any Acquisition Proposal as described in the preceding sentence and in accordance with the foregoing, the Seller shall (x) notify the Purchaser as soon as practicable and (y) keep the Purchaser informed generally of the status of any discussions or communications in connection with or arising out of such acquisition proposal.

(b) The Company and/or the Seller may accept a Superior Third Party Offer, provided, that:

(i) neither the Seller nor the Company has breached in any material respect its obligations under this Section 5.16;

(ii) the Purchaser has received a copy of the Superior Third Party Offer, including details of the price, terms and conditions of such offer, and notice that the Seller and/or the Company intends to accept such Superior Third Party Offer, and the Purchaser has failed to deliver written notice to the Seller within thirty (30) Business Days of receipt of such copy of the Superior Third Party Offer that the Purchaser itself elects to enter into an agreement with the Seller or the Company, as applicable, that contains terms and conditions which, in the reasonable determination of the Seller's or the Company's respective board of directors, after consultation with its financial advisors and counsel, are, taken as a whole, substantially equally as favorable or more favorable than the terms and conditions of the Superior Third Party Offer; and

(iii) the Seller contemporaneously terminates this Agreement pursuant to Section 11.01(iv) hereof, and pays the Termination Fee to the Purchaser contemporaneously with the Seller's giving the notice of termination of this Agreement in accordance with Section 11.01(iv) hereof.

SECTION 5.17 Rebranding. Seller and GLHEGC will rebrand themselves after the Closing Date to use a name other than "Great Lakes" or other confusingly similar names. Notwithstanding anything stated herein to the contrary, until such rebranding is completed and for a reasonable wind-down and transition time thereafter but in no event later than December 31, 2018, Seller and GLHEGC shall retain an exclusive, non-transferrable, royalty-free license hereunder to the name "Great Lakes" (and variations thereof otherwise falling with the claims of marks associated therewith or which would otherwise constitute misappropriation thereof).

SECTION 5.18 Tail Coverage. Prior to the Closing, the Seller shall purchase and pay all related premiums for an extended reporting period endorsement, or tail coverage, under the Company's existing directors and officers liability insurance for coverage of D&O Indemnified Persons who are currently covered thereby, Company's Errors and Omissions, Cyber Liability/Cyber Security insurance and Company's Fidelity Bond or Commercial Crime insurance for a period of not less than six (6) years and on terms no less advantageous than such existing insurance coverage.

SECTION 5.19 Post-Closing Litigation Assistance. Following the Closing Date and at the request of the Seller, the Company shall cooperate, facilitate, furnish information in connection with, and manage the Company's pre-Closing, pending litigation, provided, however, that the Seller shall reimburse and pay to the Company outside counsel attorneys' fees and expenses (at the actual rate charged by outside counsel) incurred with respect to such litigation, as well as any Liabilities incurred by the Company in connection with litigation, including but not limited to court costs, judgments and settlements. However, Company shall not charge Seller any fees for its internal staffing time in cooperating, facilitating and furnishing information in connection with, and managing the Company's pre-Closing, pending litigation. Following the Closing Date and at the request of the Purchaser, the Seller shall, at its cost, cooperate, facilitate

and furnish information in connection with the Company's pre-Closing, pending litigation as well as litigation that is post-Closing and for which the Seller has an indemnity obligation pursuant to Section 9.03 hereof.

SECTION 5.20 Private Loan Origination Source Code. On or before the Closing Date, the Company shall transfer ownership of the source code and other Intellectual Property related to the private loan origination system, as set forth in Exhibit 5.20, to the Seller. The Company shall retain a perpetual and unrestricted license to the private loan origination system and Intellectual Property related thereto.

SECTION 5.21 Retained Products. Seller shall retain ownership of all Intellectual Property related to Campus Sonar, College Cost Meter, Cohort Catalyst, Cohort Management Essentials, GradReady or its successor product and Student Success. Notwithstanding the foregoing, to the extent there is shared source code among the aforementioned products and the Intellectual Property being transferred to the Company hereunder, the Company shall own the shared source code and the Seller shall retain a perpetual and unrestricted license to the shared source code used in Campus Sonar, College Cost Meter, Cohort Catalyst, Cohort Management Essentials, GradReady or its successor product and Student Success. A list of the shared source code is set forth in Exhibit 5.21.

ARTICLE VI
EMPLOYEE MATTERS

SECTION 6.01 Employees.

(a) In General. Following the execution of this Agreement, the Purchaser shall begin the process of presenting the terms and conditions of continued employment by the Company to the Employees (as the same may be updated by the Parties to reflect additional Employees at the Facilities with respect to whom the Purchaser agrees employment shall continue pursuant to this Agreement). For Top Performers (hereinafter defined), such notification shall include detailed information about compensation, severance, and other assurances and protections set forth in this Section ("Top Performer Program"). The Employees who accept continued employment with the Company and/or an Affiliate on and after the Closing shall be referred to as "Transitioned Employees". Each date of renewed or continued employment hereafter referred to as a "Transition Date". Except for certain exceptions to be agreed upon by the Parties, the Transitioned Employees shall continue employment on and after the Transition Date at base salaries equal to or greater than those as disclosed by the Seller on Exhibit 3.09(c) hereto, together with discretionary incentive compensation for which such Transitioned Employee are eligible under the Purchaser's existing incentive compensation structure.

(b) Top Performer Program. In recognition of the value of certain top-performing Transitioned Employees, both for the Company's continued servicing operations and performance under the Guaranty Services Agreement, the Purchaser agrees to implement the following Top Performer Program:

(i) The Seller has provided the Purchaser the name and salary information of certain "Top Performers," a specified group of Transitioned Employees who Seller designates to be critical to the Company's servicing operations and performance under the Guaranty Services Agreement ("Top Performer List"). A redacted version of the Top Performer List is attached as Section 6.01(b) of the Disclosure Schedules.

(ii) All Top Performers shall be guaranteed employment for a period of eighteen (18) months following the Closing Date unless: (i) terminated for cause prior to that time; or, (ii) terminated without cause and with the prior written consent of the Seller. In the event a Top Performer is terminated without cause or prior written consent of the Seller prior to the eighteen (18) month period of employment guaranty, except as set forth below, such terminated Top Performer shall receive severance equal to the amount of his or her base salary for the time remaining until the expiration of the eighteen (18) month period ("Severance Payment Calculation"). For example, in the event a Top Performer is terminated without cause or prior written consent of the Seller ten (10) months after the Closing Date, such Top Performer would receive base salary for eight (8) additional months.

(iii) Subject to Purchaser's right to terminate for cause as set forth in Section 6.01(b)(ii), certain Top Performer Executives, who have been identified by Seller as having particularly critical skills to the Company's continued success as a servicer and ability to perform its duties under the Guaranty Services Agreement, shall receive additional assurances and protections under the Top Performer Program, on top of the protections and assurances set forth in Subparagraph (ii) above:

(A) Top Performing Executives designated in the Top Performer List as being in "Executive Group 1" shall be guaranteed compensation, excluding all benefits or other non-wage employee perks, of monetary payments equal to or greater than their compensation set forth in the Top Performer List, which includes their current base salary and the bonus they received in January 2017 ("Executive Salary"), for one year after Closing. For Executive Group 1, base and bonus compensation shall be in cash payments, in an equivalent manner as GLELSI made them prior to Closing, absent a contrary written agreement between Purchaser and individual employees.

(B) Top Performing Executives designated in the Top Performer List as being in "Executive Group 2" shall be guaranteed compensation, excluding all benefits or other non-wage employee perks, that is substantially equivalent to or greater than their current base salary set forth in the Top Performer

List ("Executive Salary"), for one year after Closing. For Executive Group 2, bonus compensation for 2018 will be made in accordance with the Purchaser's performance based incentive program structure and will be in an amount commensurate with the bonus amount they received from GLELSI in January 2017.

(C) For the first twelve (12) months following the Closing Date, Severance Payment Calculations for Top Performing Executives included in Executive Group 1 shall be based on their base salary plus the bonus set forth in the Top Performer List. For the next six (6) months following the Closing Date, Severance Payment Calculations for Top Performing Executives included in Executive Group 1 shall be based on their base salary set forth in the Top Performer List.

(D) Severance Payment Calculations for Top Performing Executives included in Executive Group 2 shall be based on their base salary set forth in the Top Performer List.

(iv) The Parties recognize that Top Performers have a significant interest in the assurances and protections provided by the Top Performer Performance and agree that Top Performers are third-party beneficiaries of the Top Performer Program set forth in Section 6.01(b) who have the standing and ability to enforce these provisions, only to the extent set forth in this Section 6.01(b) and no other provision or term in this Agreement, in full accord with the law.

(c) Stock Award. Except for Executive Group 3, Executives and Top Performers and Transitioned Employees moving to corresponding management roles with the Purchaser and/or Company post-Closing shall receive a one-time award of Purchaser Parent stock in accordance with the Purchaser Parent's current restricted stock plan as a means to compensate Executives, Top Performers and Transitioned Employees moving to corresponding management roles for any differences in benefits post-Closing.

(d) Executive Group 3. For a period of six (6) months following the Closing Date, Executive Group 3 shall be employed by Purchaser to assist with a smooth transition of the Business. Executive Group 3 shall receive guaranteed compensation, excluding all benefits or other non-wage employee perks, of monetary payments equal to or greater than their compensation set forth on Section 6.01(d) of the Disclosure Schedules, as well as any other benefits set forth therein. Following the six (6) month period, Executive Group 3 shall leave Purchaser's employment and be rehired by Seller.

(e) Long Term Care Policies. The Company, Purchaser and Purchaser Parent shall not be obligated to pay any premiums or other costs, expenses or charges with respect to long term care policies applicable to any of the Employees.

(f) Long Term Disability Insurance. The Purchaser shall recognize the Transitioned Employees' prior employment period with the Company for purposes of the long-term disability policies 365-day waiting period.

(g) Existing Voluntary Life Insurance. The Purchaser shall use commercially reasonable efforts to obtain the consent of its insurers to convert the existing voluntary life insurance benefits currently in force for Transitioned Employees or their dependents without requiring further evidence of insurability.

(h) Employees Who Terminate Employment Prior to Closing. Subject to the provisions of this Agreement, the Seller shall have no liability to the Purchaser with respect to Employees whose employment with the Company terminates between the date of this Agreement and the Closing Date and accordingly are not available for hire as of the Closing Date.

(i) Investigations; Agreements with Employees. For each Transitioned Employee who is a party to any confidentiality, non-solicitation or non-competition agreement with the Seller or any of its Affiliates, the Seller, on behalf of itself and its Affiliates, agrees to (i) waive or cause its Affiliates to waive all such provisions of those agreements as such agreements relate to the Transitioned Employee's work for the Seller or its Affiliates, and (ii) assign the rights and interest of the Seller or its Affiliate, as applicable, in those agreements to the Purchaser to the extent permitted by the applicable agreement. Except as reflected on Section 6.01(i) of the Disclosure Schedules, the Seller represents and warrants that no Transitioned Employee is, as of the Closing Date, the subject of any claim or investigation with respect to a violation of any confidentiality, non-solicitation or non-competition agreement with the Seller, the Company or their respective Affiliates or the subject of any claim or investigation with respect to a violation of the Seller's, the Company's or their respective Affiliates' employee handbook, policies or procedures.

(j) WARN Act Notices. The Seller shall cause the Company to provide any notice of layoff or plant closing that may be required by the Federal Worker Adjustment and Retraining Notification Act, the Wisconsin Business Closing and Mass Layoff Law and any similar applicable Legal Requirement (collectively, "WARN") and maintain, as may be necessary in the opinion of the Seller's counsel, such employees on the Company's payroll for any required notice period. Any penalties or Liabilities arising under WARN with respect to a Transitioned Employee shall be considered Liabilities of the Company. The Seller shall indemnify and hold harmless the Purchaser for any WARN claims or Liabilities related to the Transitioned Employees.

(k) Employment-Related Liabilities Prior to Closing. The Seller acknowledges and agrees that the Purchaser is not and will not assume any Liabilities with respect to any Employees of the Company, including, without limitation, any claims or Liabilities related to the employment of, Employee benefits with respect to, or termination of employment of the Employees by or with the Company. The Seller shall be responsible for payment and administration of all expenses of any nature whatsoever with respect to each of the Transitioned Employees (as well as non-Transitioned

Employees) through the Closing Date. The Purchaser and Company shall not be liable for any unused or unpaid vacation, Family Medical Leave Act bank, earned time off, salaries, wages, commissions, incentives or bonuses, business expenses, benefits with respect to the medical, dental, vision and flexible spending plans for Employees (collectively, the "Company's Health and Welfare Plan"), pension plan obligations, 401(K) plan obligations, stock option plan obligations and similar Liabilities to or for the benefit of the Transitioned Employees and their Beneficiaries unless said obligation has been accrued on the books of the Company prior to Closing. Without limiting the provisions of Article IX hereof, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates, officers, managers, employees and agents, for any claims or Liabilities related to the termination of employment of or transition of the Employees by the Company, except to the extent due to the actions or inactions of the Purchaser; provided, however, that Purchaser shall provide Post-Closing Litigation Assistance consistent with Section 5.19.

(l) <u>Money Purchase Pension Plan</u>. The Seller sponsors the Great Lakes Higher Education Corporation Money Purchase Pension Plan (the "MPP") for the benefit of its employees and employees of its Affiliates, including employees who are Transitioned Employees. Effective as of the Cut-Off Time, the Seller shall terminate the MPP. The Seller shall ensure that the termination of the MPP is conducted according to all applicable Legal Requirements, including ensuring that adequate notice is provided to plan participants and that vesting occurs to the extent required by Legal Requirements. The Seller shall take all necessary steps to ensure that no subsequent benefits or liabilities accrue related to the MPP after the Cut-Off Time for Transitioned Employees. The Seller shall at all times remain responsible for the maintenance, qualification, and administration of the MPP and any Liabilities resulting therefrom. The Purchaser will exercise due diligence and endeavor to ensure that Transitioned Employees have the ability to roll over any distribution from the MPP into Purchaser's separate defined contribution 401(k) profit sharing or other retirement plan. The Parties shall make reasonable efforts to secure educational opportunities for Transitioned Employees, from the MPP provider or otherwise, related to retirement savings and their investment options

(m) <u>401(k) Plans</u>.

(i) Company Plan. The Company sponsors the Great Lakes Educational Loan Services, Inc. 401(k) Plan ("401(k) Plan") for the benefit of its Employees and certain employees of its Affiliates. Effective prior to or as of the Cut-Off Time, the Company and the Seller shall take all steps necessary to ensure that the Company will no longer be either the sponsor or a participating employer in the 401(k) Plan, as applicable, including by terminating or amending the 401(k) Plan or taking such other steps necessary to accomplish the foregoing. The Seller shall at all times remain responsible for ensuring that the amendment or termination of the 401(k) Plan is conducted according to all applicable Legal Requirements, including ensuring vesting occurs to the extent required by Legal Requirements. The Seller shall take all necessary steps to ensure that no subsequent benefits or liabilities accrue related to the 401(k) Plan after the Cut-Off Time for Transitioned Employees. The Seller shall at all times remain responsible for the

maintenance, qualification, and administration of the 401(k) Plan and any Liabilities resulting therefrom including actions and inactions of the Company prior to the transfer of sponsorship. The Parties shall make reasonable efforts to secure educational opportunities for Transitioned Employees, from the 401(k) Plan providers or otherwise, related to retirement savings and their investment options.

(ii) Transition and Retention Incentive. As of December 31, 2017 the Company shall accrue an amount equal to five percent (5%) of the total 2018 base salaries of the Transitioned Employees (the "Transition and Retention Incentive"). The parties intend that the Transition and Retention Incentive will assist the Transitioned Employees with the transition from Company's benefits to Purchaser's benefits. Subject to compliance with the terms of Purchaser's 401(k) Plan and Legal Requirements, Purchaser intends the Transition and Retention Incentive to be an elective employee contribution to Purchaser's 401(k) plan on each Transitioned Employee's behalf, and to consider the contribution eligible for Purchaser's 401(k) employer match. For non-exempt Transitioned Employees subject to the Service Contract Act, the Transition and Retention Incentive will be considered in calculating fringe benefits thereunder. Any Transition and Retention Incentive unpaid by December 31, 2018 shall be remitted to the Seller.

(n) Family Medical Leave Act Bank. Prior to the Closing Date, Seller shall provide Purchaser with a list of Transitioned Employees and their respective balances (e.g., number of hours and corresponding dollar value) in their accounts available for use in the event of a leave under the Family and Medical Leave Act ("FMLA Hours"). For a period of three (3) years following the Closing Date, Purchaser shall transmit to Seller all approved requests for the Transitioned Employees' use of their FMLA Hours. In the event a Transitioned Employee uses any portion of his or her FMLA Hours during the three (3) years following the Closing Date, Purchaser shall submit a monthly invoice to Seller identifying: (i) the applicable Transitioned Employees who used FMLA Hours during the previous month; and (ii) the number of FMLA Hours used by such Transitioned Employees during the previous month. Seller shall determine the value of the FLMA Hours based upon the Transitioned Employee's 2017 base salary rate. Seller shall remit payment of the Purchaser's invoice within thirty (30) days, provided, however, that the Parties shall reasonably cooperate to promptly resolve any questions or disputes related to the Purchaser's invoice. At the three (3) year anniversary of the Closing Date, the FMLA Hours shall no longer be eligible for use by the Transitioned Employees or, except for the final invoice arising out of the final month of use of the FMLA Hours, subject to payment by the Seller. The FMLA Hours will not be accrued on the GLELSI balance sheet.

SECTION 6.02 Health and Welfare Benefits.

(a) The Purchaser acknowledges that, effective as of the Transition Date with respect to any of the Employees, coverage under the Company's Health and Welfare Plan is subject to termination by the Company, but the benefits associated with the Company's Health and Welfare Plan shall continue to be substantially in effect as to such Transitioned Employees and Beneficiaries of such Transitioned Employees, to the extent

permitted by applicable Legal Requirement, until the Closing Date. Any expense incurred by an Employee, former employee of the Business or Beneficiary of such Employees and former employees prior to the Transition Date that would have been covered under the Company's Health and Welfare Plan shall be the responsibility of the Seller.

(b) Beginning on the Closing Date and until December 31, 2018, the Purchaser and/or the Company, at their expense, shall offer the Transitioned Employees benefits under the Company's Health and Welfare Plan to the Transitioned Employees that are the same or substantially similar as those offered to the Transitioned Employees in accordance with the Company's Plans or obtain Seller's prior written consent for any material deviations therefrom. The Purchaser shall use commercially reasonable efforts to transition Transitioned Employees to the Purchaser's employee benefit plans (or a plan substantially similar thereto) on or before January 1, 2019.

(c) The Seller acknowledges and agrees that the Purchaser is not in any way assuming any Liabilities for, or the continuation of, the Company's Health and Welfare Plan or any other Plans of the Company.

(d) Following the Closing Date, the Purchaser (or an Affiliate of the Purchaser), shall be responsible for providing continuation of health care coverage to all Transitioned Employees and their "qualified beneficiaries" who incur a "qualifying event" or "loss of coverage" (as such terms are defined in Section 4980B of the Code) on or after the Cut-Off Time in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and State continuation laws ("COBRA") and (ii) the Company and its Affiliates shall continue to be responsible for providing COBRA coverage to Employees who do not continue employment with the Company or its Affiliates and Beneficiaries of such persons to whom the Company or any of its Affiliates are, on the Transition Date, providing such COBRA coverage or to whom the Company or any of its Affiliates are under any obligation immediately prior to the Cut-Off Time to provide such COBRA coverage at the election of such former Employees or a Beneficiary thereof.

(e) Without limiting the provisions of Article IX hereof, the Seller agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates, officers, managers, employees and agents, from any and all claims and Liabilities that may arise from any Transitioned Employee's participation in or termination from the Company's Health and Welfare Plan or any other ERISA plan, health and medical, life insurance, disability, accidental death and disability and any other welfare or benefit plans or programs sponsored, maintained or contributed to by the Company (or an Affiliate of the Company).

(f) If the Purchaser determines that it would be beneficial to apply predecessor-successor annual wage rules, consistent with Rev. Proc. 2004-53 and Treasury Reg. Section 31.3121(a)(1)-1(b)(1), the Seller agrees to cooperate and provide information as reasonably requested and deemed necessary by the Purchaser to comply with such regulations under the Code on a timely basis.

SECTION 6.03 Termination of Participation in Plans. Except as required by any applicable Legal Requirements or the Company's Plans, effective as of the Transition Date, each of the Seller and the Purchaser acknowledges that the Transitioned Employees may no longer be entitled to participate in the Plans.

ARTICLE VII
TAX MATTERS

SECTION 7.01 Cooperation and Exchange of Information. Without limiting the generality of Section 5.02(a) hereof, the Seller and the Purchaser will provide each other with such cooperation and information as either of them may reasonably request of the other in preparing and filing any Tax return, report or form ("Returns"), amended Return or claim for refund, determining or contesting any Liabilities for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Seller and the Purchaser shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to the Purchaser and the Seller, to provide explanations of any documents or information provided hereunder. The Seller and the Purchaser shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Company Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, including extensions, or (ii) six years following the due date (without extension) for such Returns.

SECTION 7.02 Conveyance Taxes/Tax Proration.

(a) Without limiting the provisions of Article IX hereof, the Seller shall be responsible and liable for and shall indemnify and hold the Purchaser, and its Affiliates, officers, managers, employees and agents, harmless from and against any personal property, real property transfer, sales, use, transfer, value added and other similar Taxes, and any transfer, recording, registration and other fees which become payable in connection with or by reason of the transactions contemplated by this Agreement. The Seller, after review and consent by the Purchaser, shall file (or cause to be filed) such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates reasonably necessary to enable the Seller to comply with the foregoing. The Seller shall complete and execute resale or other exemption certificates with respect to the Company Assets, and shall provide the Purchaser with executed copies thereof.

(b) Tax Proration.

(i) All Taxes based on the ownership of property (other than any sales, use, excise, transfer, income or franchise Taxes) imposed with respect to the Company Assets for a Tax or assessment period that includes the Closing Date

shall be apportioned between the Seller and the Purchaser, with the Seller bearing a portion of such Taxes based on the number of days in the Tax or assessment period prior to the Closing Date and the Purchaser bearing a portion of such Taxes based on the number of days in the Tax or assessment period on or after the Closing Date.

(ii) Taxes described in Section 7.02(b)(i) above shall initially be timely paid as provided by applicable Legal Requirement, and the paying Party shall be entitled to reimbursement from the non-paying Party in accordance with the obligations of the Parties described herein. The paying Party shall promptly notify the non-paying Party in writing of the payment of any such Tax and the non-paying Party shall make such reimbursement by payment of cash or wire transfer of immediately available funds within twenty (20) Business Days after it received such notice.

SECTION 7.03 Section 338(h)(10) Election and Allocation.

(a) The Parties agree to join in, and to cause the Company to join in, making a unanimous, timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Tax law) (collectively, the "Section 338(h)(10) Election") with respect to the transaction contemplated by this Agreement and to file such Section 338(h)(10) Election in accordance with applicable Legal Requirement. The Seller agrees to cooperate in all respects for the purpose of effecting a timely and effective Section 338(h)(10) Election, including without limitation, the execution and filing of any forms, consents or returns.

(b) Within ninety (90) days after the Closing Date, the Purchaser and the Seller shall make (and shall cause the Company to make) a good faith allocation of the Purchase Price as directed by the Purchaser among the assets of the Company as of the Closing Date substantially as set forth in Schedule 7.03 attached hereto within the requirements of Treasury Regulation Section 1.338-6 with the knowledge and understanding that such allocation will be used by the Purchaser, the Company and the Seller for federal income Tax reporting purposes. The Seller and the Purchaser shall report the transactions contemplated by this Agreement for federal income Tax purposes in accordance with such allocation.

The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such Section 338(h)(10) Election and allocation. Neither the Purchaser nor the Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such Section 338(h)(10) Election and allocation, unless required to do so by any applicable Legal Requirement.

SECTION 7.04 Treatment of Payments. All payments made by the Seller or the Purchaser, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

SECTION 7.05 Final Pre-Closing Tax Returns. The Seller shall, in accordance with applicable Legal Requirements and on a timely basis (and, in any event, as soon as feasible following the Closing Date), file consolidated Returns with the Company for the periods covering (i) the calendar year 2016, and (ii) the short period from January 1, 2017 until the Closing Date.

ARTICLE VIII
CONDITIONS TO THE CLOSING

SECTION 8.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which may be waived by the Seller at its option and in its discretion, in writing prior to Closing:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Purchaser and of the Purchaser Parent contained in this Agreement that are qualified as to "material adverse effect" or "materiality" shall be true and correct as so qualified; and (ii) the representations and warranties of the Purchaser and of the Purchaser Parent contained in this Agreement that are not so qualified shall be true and correct, in each case as of the Closing with the same force and effect as if made as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), and all the covenants contained in this Agreement to be complied with by each of the Purchaser and the Purchaser Parent on or before the Closing shall have been complied with;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order or decree (whether temporary, preliminary or permanent) which has (or would with the passage of time have) the effect of making such transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(c) Closing Deliveries. Each of the Purchaser and the Purchaser Parent shall have executed and delivered to the Seller all of the Closing deliveries as set forth in Section 2.06 hereof; and

(d) HSR Compliance. All applicable waiting periods (and any extensions thereof) under the HSR shall have expired or otherwise terminated.

(e) Certificates. Each of the Purchaser and the Purchaser Parent shall have delivered to the Seller a certificate, dated as of the Closing Date, respectively signed by an authorized officer of the Purchaser and of the Purchaser Parent, certifying and confirming (i) the satisfaction of the conditions contained herein above, and (ii) that each of the respective representations and warranties of the Purchaser and the Purchaser Parent are true and complete.

SECTION 8.02 Conditions to Obligations of the Purchaser and the Purchaser Parent. The obligations of the Purchaser and the Purchaser Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which may be waived by the Purchaser and the Purchaser Parent at their option and in their respective discretion, in writing prior to Closing:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Seller contained in this Agreement that are qualified as to "material adverse effect" or "materiality" shall be true and correct as so qualified, and (ii) the representations and warranties of the Seller contained in this Agreement that are not so qualified shall be true and correct, in each case as of the Closing, with the same force and effect as if made as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date) , all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and any updates made by Seller to the Disclosure Schedules or Exhibits shall have been deemed to be satisfactory by the Purchaser;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order or decree (whether temporary, preliminary or permanent) which has(or would with the passage of time have) the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions;

(c) Closing Deliveries. Each of the Company and the Seller shall have executed and delivered to the Purchaser all of the Closing deliveries as set forth in Section 2.05 hereof;

(d) HSR Compliance. All applicable waiting periods (and any extensions thereof) under the HSR shall have expired or otherwise terminated.

(e) WARN Act Compliance. The Seller shall have provided (or caused to be provided) WARN Act notices in connection with the transactions contemplated by this Agreement, if any are required;

(f) Consents and Approvals. Subject to Section 5.07, the Seller or the Company, as applicable, shall have received and delivered to the Purchaser duly executed copies of all authorizations, consents and Required Approvals set forth in Sections 2.05(g), 3.06 and 5.07 hereof in form and substance reasonably satisfactory to the Purchaser and all applicable waiting periods, if any, shall have elapsed;

(g) Cooperation and Consents to Access. The Seller shall have: (i) provided (or caused the Company to provide) reasonable cooperation to the Purchaser, including access to the Books and Records of the Company, the Company Assets (and all books and records with respect thereto), the Company personnel and the Facilities, including

access to the Employees as may be reasonably requested by the Purchaser in connection with their continuation of employment with the Company following the Closing Date, in a manner consistent with Section 5.10 hereof;

(h) Certificates. Each of the Company and the Seller shall have delivered to the Purchaser (a) a certificate, dated as of the Closing Date, respectively signed by an authorized officer of the Company and of the Seller, certifying and confirming (i) the satisfaction of the conditions contained herein above, and (ii) that each of the respective representations and warranties of the Seller are true and complete; and (b) a certificate of the Seller's non-foreign status complying with the provisions of Treasury Regulations section 1.1445-2(b);

(i) Exit from Facilities. Subject to the terms of any Office Lease Agreements, the Seller shall have fully transitioned its operations out of the Facilities by no later than the Cut-Off Time, and shall have completed the removal of its property (other than any Company Assets) from the Facilities by no later than the Cut-Off Time, unless the authorized representatives of the Seller and the Purchaser who are involved in the transition process have otherwise agreed to modify such dates or times, in which case the transition and removal shall have occurred as of such modified dates or times;

(j) No Material Change. There shall have been no change in or loss affecting the operations, the Business of the Company, future prospects of the Business of the Company, or the Purchased Properties which has, or may result in, a Material Adverse Effect upon the Company, the Company Assets or the Business of the Company; and

(k) Due Diligence. Following adequate access to information with respect to the Company requested by the Purchaser from time to time, the Purchaser shall have determined following its due diligence review of the Company, that the results of such due diligence review are satisfactory to the Purchaser in its discretion, provided, however, that the Purchaser shall give written notice to the Seller on or before November 30, 2017 in the event the results of such review are determined to be unsatisfactory.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01 Survival. The representations and warranties made by any Party and contained in or made pursuant to this Agreement shall expire on the four (4) year anniversary of the Closing Date, except that all indemnities, claims, actions or suits arising from or related to the following (collectively, the "Surviving Claims") shall survive and may be made at any time following the Closing Date, indefinitely: (i) indemnities, claims, actions or suits arising from or related to breach of the representations and warranties related to Servicing Errors set forth in Section 3.17 hereof; and (ii) indemnities, claims, actions or suits arising from or related to any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving actual fraud or fraudulent or intentional misrepresentation on the part of the Seller. For avoidance of doubt, the Parties agree that the four (4) year survival period provided for above (other than with respect to

the Surviving Claims) shall not work to preclude indemnification required under this Article IX for matters with respect to which notice has been provided in accordance with the requirements of this Article IX prior to the four (4) year anniversary of the Closing Date.

SECTION 9.02 Indemnification by the Purchaser and the Purchaser Parent. (a) From and after the Closing Date, each of the Purchaser and the Purchaser Parent agrees, jointly and severally, and subject to the other terms and conditions of this Agreement, to indemnify the Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives (each, a "Seller Indemnified Party") against and hold them harmless from and reimburse them for all Damages which such Seller Indemnified Party may at any time sustain or incur as a result of or arising out of or in connection with:

(i) the breach of any representation or warranty of the Purchaser or of the Purchaser Parent herein;

(ii) the breach of any covenant or agreement of the Purchaser or of the Purchaser Parent contained herein which is to be performed on or after the Closing Date or contained in any of the Ancillary Agreements or any other documents executed and delivered by the Purchaser or by the Purchaser Parent to the Seller at Closing;

(iii) the Assumed Liabilities;

(iv) any item for which indemnification by the Purchaser or the Purchaser Parent is otherwise provided elsewhere in this Agreement;

(v) any Liabilities relating to Transitioned Employees for any post-Closing wages, salaries, bonuses, holiday or vacation leave, pension, severance pay, pay in lieu of notice, benefits or compensation of any nature whatsoever or Liabilities on or after Closing; and/or

(vi) any claim or proceeding brought by any Person relating directly or indirectly to any matters described in clauses (i) through (v) above.

SECTION 9.03 Indemnification by the Seller.

(a) From and after the Closing, the Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify the Purchaser, the Purchaser Parent and their respective Affiliates, and their respective officers, directors, managers, employees, agents and representatives (each, a "Purchaser Indemnified Party") against and hold them harmless from and reimburse them for all Damages which such Purchaser Indemnified Party may at any time sustain or incur as a result of or arising out of or in connection with:

(i) the breach of any representation or warranty of the Seller herein or in the Disclosure Schedules hereto;

(ii) the breach of any covenant or agreement of the Seller contained herein or contained in any of the Ancillary Agreements or in any other documents executed and delivered by the Company or by the Seller to the Purchaser at the Closing;

(iii) the Excluded Liabilities;

(iv) any pre-Closing Servicing Errors constituting the act or omission of the Company or its officer, director, employee, representative or agent whether an exclusive or contributing factor of the Damages;

(v) any item for which indemnification by the Seller is otherwise provided elsewhere in this Agreement;

(vi) any Liabilities relating to employees or ex-employees of the Company for any pre-Closing wages, salaries, bonuses, holiday or vacation leave, pension, severance pay, pay in lieu of notice, benefits or compensation of any nature whatsoever or Liabilities arising out of or in connection with any Plan or Health and Welfare Plan prior to Closing; and/or

(vii) any penalties or fines related to any Consumer Financial Protection Bureau or other Governmental Authority examinations related to an examination for a period preceding the Closing, subject to Section 9.02(b)(ii) below; or,

(viii) any claim or proceeding brought by a Person relating directly or indirectly to any matters described in clauses (i) through (vi) above.

(b) Allocation of Certain Damages.

(i) Damages subject to an indemnity claim under Section 9.03(iv) hereof shall include any Damages resulting from or in connection with Servicing Error(s) committed exclusively prior to the Closing Date and which result in Damages without taking into account any Servicing Error(s) committed on or subsequent to the Closing Date. Additionally, Damages subject to an indemnity claim under Section 9.03(iv) hereof shall also include an amount equal to fifty percent (50.0%) of any Damages resulting from or in connection with Servicing Error(s) committed prior to the Closing Date which partially contribute, only when taking into account and considered in conjunction with one or more Servicing Errors committed on or subsequent to the Closing Date, to unenforceability of or inability to collect all or any part of a Student Loan, Guarantee payments by a guarantee agency on a FFELP Loan under the Higher Education Act, Insurance payments on a Contract of Insurance on a FFELP Loan, or Interest Benefit Subsidies and/or Special Allowance Payments with respect to a FFELP Loan, irrespective of the fact that such Servicing Error(s) committed prior to the Closing Date contribute only partially to (but do not exclusively, solely or wholly, result in) such Damages or indemnity obligation.

(ii) Damages subject to an indemnity claim under Section 9.03(vii) hereof resulting from or in connection with any Consumer Financial Protection Bureau or other Governmental Authority examinations for periods which straddle the Closing Date, shall

be limited to an amount equal to fifty percent (50%) of the total Damages arising from any such examination, which portion shall represent Damages resulting from or in connection with acts or omissions committed prior to the Effective Date which partially (and not entirely) contribute, only when taking into account and considered in conjunction with one or more acts or omissions committed on or subsequent to the Effective Date.

SECTION 9.04 Notification of Claims.

(a) A Party entitled to be indemnified pursuant to Section 9.02 or 9.03 hereof (the "Indemnified Party") shall promptly notify the Party or Parties liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a "Notice of Claim"); provided, however, that a delay or failure to provide such notice shall not relieve any Indemnifying Party of its obligations except to the extent that it has been materially prejudiced by such delay or failure. Any Notice of Claim (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted, (ii) shall set forth the amount of Damages, if known, or a reasonable estimate, if not known, for which indemnification is being asserted and (iii) shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party.

(b) If the Indemnified Party shall give a Notice of Claim notifying the Indemnifying Party of any claim or demand pursuant to Section 9.02 or 9.03 hereof, the Indemnifying Party shall have the right (i) to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, (iii) to control or conduct any proceedings, negotiations or responses to investigative demands, and (vi) to take all other steps or proceedings to settle or defend any such claims, provided that the Indemnifying Party shall not settle any such claim not solely involving the payment of money by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within twenty (20) days of receipt by the Indemnifying Party of a Notice of Claim (the "Indemnity Notice Period") of its election to defend and provide indemnification for any such third party claim or demand. In the event that the Indemnifying Party does agree to assume in the defense and provide indemnification as provided above, the Indemnified Party shall have the right to participate in such defense and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense and provide indemnity of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation provided that the Indemnified Party shall not settle any such claim without the prior written consent of the

Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned, taking into account the nature of the claim for indemnity and the terms of the proposed settlement. In the event that the Indemnifying Party refused to assume the defense as provided above, the Indemnifying Party shall have the right to participate in such defense (including without limitation, with counsel of its choice), at its own expense, and, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation, but without prejudicing its rights under this Agreement with respect to the other's refusal to assume the defense of such claim, and in all cases the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all matters concerning such third party claim and shall promptly notify the Indemnifying Party in writing of any and all significant developments relating thereto. Notwithstanding the foregoing, the Indemnifying Party that has refused to assume defense shall not settle or compromise any such claim or demand without the Indemnified Party's prior written consent, which consent will not be unreasonably withheld, delayed or conditioned, taking into account the nature of the claim for indemnity and the terms of the proposed settlement.

SECTION 9.05 Limitations.

(a) Notwithstanding any other provision of this Agreement to the contrary, each Party acknowledges that the obligation of such Party to provide indemnification for Damages under Sections 9.02 and 9.03 hereof extends only to the Indemnified Parties, and that such Party shall not be obligated to provide such indemnification to any other Persons other than a permitted assignee pursuant to Section 10.07 hereof.

(b) Notwithstanding anything herein to the contrary, payments by the Indemnifying Party pursuant to Section 9.02 or 9.03 hereof shall be limited to the amount of Damages, if any, that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Indemnified Parties from any third party with respect thereto (except from the Indemnifying Party).

(c) Limitations.

(i) Notwithstanding anything in this Agreement to the contrary, other than with regard to indemnification obligations with respect to any Surviving Claims or breaches of the Fundamental Representations (collectively, the "Excluded Items"), the Seller shall have no indemnification obligation under Section 9.03 until the aggregate amount of all indemnification claims thereunder exceeds an amount equal to the product of one-fourth of one percent (0.25%), multiplied by the Purchase Price (the "Basket"), calculated for purposes of Article IX without regard to any materiality standard contained in the applicable representation or warranty, and in which case the Seller shall be responsible for the amount of such claims in the Basket (from the first dollar) as well as the amount of such claims in excess of the Basket. Notwithstanding anything in this Agreement to the contrary, the Seller, in the aggregate, shall have a maximum indemnification obligation under Section 9.03, of $75,000,000.00 and the Purchaser and the Purchaser Parent, in the aggregate, shall have a maximum

indemnification obligation under Section 9.02 of $15,000,000. The Parties agree that the limitation on indemnification shall be inclusive of and not in addition to, the limitations of each Party under Section 9.04(b) of the Guarantor Services Agreement. For example, GLHEC's cumulative liability under Section 9.05(c)(i) of the Stock Purchase Agreement and Section 9.05(b) of the Guarantor Services Agreement shall be $75,000,000.

(ii) The Seller agrees that it will not seek and is not entitled to, on any theory or basis, contribution from or indemnification by, the Company for any indemnification matter.

(iii) Notwithstanding any provision in this Agreement to the contrary, in no event will any Party hereto be liable for any indirect, incidental, consequential or punitive damages with respect to any breach of this Agreement or any indemnification matter, except to the extent awarded in a third party claim.

SECTION 9.06 Joint Defense. In the event of litigation naming both Seller and Purchaser and/or Purchasers Parent, in which there does not appear to be a real or reasonably likely conflict of interest, the Parties shall defend under a Joint Defense Agreement with the cost thereof apportioned among the named Parties based on a good faith estimate of the proportional responsibility for the allegations in the complaint and the timing thereof as to the then active Party. The existence of a real or reasonably likely conflict, which precludes Seller and Purchaser and/or Purchasers Parent from entering into a Joint Defense Agreement, will not eliminate the indemnification duties set forth in this Article IX.

ARTICLE X
GENERAL PROVISIONS

SECTION 10.01 Expenses. Subject to Section 5.09 and Section 7.02 hereof, and as may otherwise be expressly set forth in this Agreement, all costs and expenses, including without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the Seller and the Purchaser shall share evenly the filing fees required in connection with the filings made under the HSR.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by FedEx or other nationally recognized courier service, by email, by fax accompanied by written receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to the Purchaser and/or the Purchaser Parent:

Nelnet, Inc.
121 South 13th Street
Suite 100

Lincoln, NE 68508
Email: jeff.noordhoek@nelnet.net
Telephone: (402) 458- 3072
Fax: (402) 458-2294
Attn: Jeffrey R. Noordhoek, Chief Executive Officer

with a copy to:

Nelnet Diversified Solutions, LLC
121 South 13th Street
Suite 100
Lincoln, NE 68508
Email: joe.popevis@nelnet.net
Telephone: (402) 458-1450
Fax: (402) 458-2294
Attn: Joseph Popevis, President

and a copy to:

Nelnet, Inc.
3015 S. Parker Rd., #400
Aurora, CO 80014
bill.munn@nelnet.net
Telephone: (303) 696 5405
Attn: William J. Munn, General Counsel

(b) If to the Seller:

Great Lakes Higher Education Corporation
2401 International Lane
Madison, WI 53704
Email: RGeorge@glhec.org
Telephone: (608) 246-1408
Fax: (608) 246-1481
Attn: Richard D. George, President and CEO

with a copy to:
Great Lakes Higher Education Corporation
2401 International Lane
Madison, WI 53704
Email: RRapp@glhec.org
Telephone: (608) 246-1496
Fax: (608) 246-1481
Attn: Rebecca E. Rapp, General Counsel

SECTION 10.03 Public Announcements. Except as may be required by applicable Legal Requirement (including without limitation the rules of the Securities and Exchange Commission and/or any stock exchange on which any of the Parties or their respective Affiliates are listed), no Party to this Agreement shall make, or cause to be made, any public announcement in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media with respect thereto without the prior written consent of the other Party, and, in any event, the Parties shall reasonably cooperate as to the timing and contents of any such announcement or communication, including without limitation all communications by the Purchaser or the Seller, as the case may be, to the Employees in connection with but prior to the Closing Date. Notwithstanding the foregoing restriction, standard communications from the Purchaser containing general information regarding the Purchaser's compensation and/or employee benefit programs may be provided to the Employees so long as prior to such dissemination, the Purchaser consults with, and provides copies of, such communications to the Company.

SECTION 10.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.05 Severability. Excluding any such circumstances that constitute a breach of a representation or warranty or other provision hereof, or a failure of a condition to Closing, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Excluding any such circumstances that constitute a breach of a representation or warranty or other provision hereof, or a failure of a condition to Closing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 10.06 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules), the Ancillary Agreements and, subject to Section 5.03 hereof, the Confidentiality Agreement, taken together, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof and except as otherwise expressly provided herein or therein. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in, or of any right or remedy provided for under, this Agreement, or the Ancillary Agreements, including without limitation, the provisions of Article VIII of this Agreement.

SECTION 10.07 Assignment. This Agreement shall not be assigned by any Party hereto by operation of law or otherwise without the prior written consent of the other Parties hereto; provided, however, that the Purchaser may assign this Agreement to any of its Affiliates so long as such assignment does not relieve the Purchaser of any of its obligations hereunder. Any attempted assignment in violation of the foregoing shall be null and void.

SECTION 10.08 No Third-Party Beneficiaries. Except for the provisions of Article IX relating to Indemnified Parties, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.09 Further Action. From and after the Closing Date, each of the Parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby. Without limiting the foregoing, from and after the Closing Date, the Seller shall do all things reasonably necessary as reasonably requested by the Purchaser to put the Purchaser in effective possession, ownership and control of the Stock as of the Closing Date and the Purchaser shall reasonably cooperate with the Seller for that purpose.

SECTION 10.10 Amendment/Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties or in the case of waiver, by the Party to whom such waiver is attributable. No waiver by any Party hereto of any breach by any other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

SECTION 10.11 Governing Law; Jurisdiction/Waiver of Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nebraska applicable to contracts executed in and to be performed entirely in that State, without giving effect to any choice of law rule.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER OF A JURY TRIAL, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, AND (iii) IT MAKES SUCH WAIVER VOLUNTARILY.

SECTION 10.12 Dispute Resolution. In discussions and activities relating to this Agreement, the Parties will cooperate in good faith to accomplish the objectivities specified in this Agreement. If any dispute arises relating to either Party's rights or obligations under this Agreement, the Parties will use good faith efforts to resolve the matter in accordance with this Section.

(a) Within ten (10) business days following the written request of either Party (which will describe the nature of the dispute and other relevant information), the Parties' executives will meet to resolve the dispute at a mutually-convenient time and place.

(b) If the Parties' executives are unable to resolve the dispute within ten (10) business days following their initial meeting, the controversy or claim will be resolved through binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, except to the extent that such rules are inconsistent with the provisions set forth herein. The arbitration will be held before a single arbitrator. The Federal Rules of Evidence will apply. In no event will the arbitrator have the authority to make an award that provides for punitive or exemplary damages. Any decision rendered by the arbitrator will be binding, final and conclusive upon both Parties, and a judgment thereon may be entered in, and enforced, by any court having jurisdiction over the Party against which an award is entered or the location of such Party's assets. The Parties hereby irrevocably waive any objections to the venue or forum. The prevailing party in any claim action, arbitration, or other proceeding arising under or in connection with the implementation of enforcement of this Agreement will be entitled to recover all attorneys' fees incurred in connection therewith.

(c) Any resolution reached under this Section will be reduced to writing and signed by the Parties.

(d) During a dispute resolution conducted under this Section, the Parties will diligently perform all obligations hereunder that are not directly related to the dispute.

(e) Nothing in this Section shall be deemed to prohibit or restrict either Party from seeking injunctive relief or other interim provisional relief pending resolution of the dispute pursuant to this Section.

SECTION 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

ARTICLE XI
TERMINATION

SECTION 11.01 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(i) By the mutual written consent of all the Parties;

(ii) By any Party upon written notice to the other Parties, if any statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby and is not subject to appeal; and

(iii) By (A) the Seller upon written notice to the other Parties, if all the conditions for Closing set forth in Section 8.01 hereof shall not have been satisfied or waived on or before December 31, 2017, other than as a result of a breach of this Agreement by the Seller, or (B) the Purchaser and the Purchaser Parent, upon written notice to the Seller, if all the conditions for Closing set forth in Section 8.02 hereof shall not have been satisfied or waived on or before December 31, 2017, other than as a result of a breach of this Agreement by the Purchaser or Purchaser Parent.

(iv) By the Seller upon written notice to the other Parties, given no less than thirty (30) days prior to the Closing Date, if the Seller accepts a Superior Third Party Offer in accordance with Section 5.16 hereof and pays the Termination Fee to the Purchaser contemporaneously with such notice.

(v) A Party which is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 11.01(ii), (iii), (iv) or (v) immediately above.

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Nelnet Diversified Solutions, LLC
(Purchaser)
By: ______________________
Name: Joe Popevis
Title: President NDS

Nelnet, Inc. (Purchaser Parent)
By: ______________________
Name: TERRY J. HEIMES
Title: C.O.O.

Great Lakes Higher Education Corporation
(Seller)
By: ______________________
Name: Richard D. George
Title: Chairman, President & CEO

LIST OF EXHIBITS AND SCHEDULES TO STOCK PURCHASE AGREEMENT

The following is a list of exhibits and sections of the disclosure schedules to the Stock Purchase Agreement that were omitted from Exhibit 2.1 pursuant to the provisions of Item 601(b)(2) of Regulations S-K. Nelnet, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

Exhibit/Section of Disclosure Schedule	Description
Section 1.01(a)	Permitted Liens
Section 1.01(b)	Contested Liens for Taxes, Assessments and Charges and Other Claims
Exhibit 1.01(c)	Facilities
Exhibit 1.01(d)	Guarantor Services Agreement
Exhibit 1.01(f)	Knowledge of Persons
Exhibit 1.01(g)	Acknowledgement of License Agreement
Exhibit 1.01(h)	Purchaser Parent Guaranty Agreement
Exhibit 1.01(i)	Servicing Agreements
Exhibit 1.01(k)	Working Capital Definition
Exhibit 2.02	Assumed Liabilities
Section 3.03	Seller Consents and Approvals
Exhibit 3.04	Seller Financial Statements
Section 3.05	Litigation
Section 3.06(a)	Violations of Required Permits and Licenses
Exhibit 3.06(a)(i)	Permits and Licenses
Section 3.06(b)	Failure to Comply with Legal Requirements
Section 3.07	Failure to Conduct Business in Ordinary Course of Business
Section 3.09(a)	Benefit Plans Not Provided
Exhibit 3.09(c)	Employee Information
Exhibit 3.09(d)	Company Handbook / Benefits
Section 3.10	Material Third-Party Services Not Available to the Purchaser After Closing
Exhibit 3.10	Third Party Services Related to the Company's Conduct of the Business
Section 3.11	Assets Subject to Encumbrances or Permitted Liens
Exhibit 3.11(a)	Company Assets
Exhibit 3.11(b)	Excluded Assets

Section 3.12	Insurance Policy Terms and Insurers
Exhibit 3.12	Insurance Policy Listing and Claims
Exhibit 3.14	Tax Returns
Section 3.16	Environmental Matters
Exhibit 3.17	Material Contracts
Exhibit 3.18	Company Intellectual Property
Exhibit 3.19	Real Property
Exhibit 3.21	Qualified Jurisdictions
Exhibit 3.22(l)	Absence of Certain Events
Exhibit 3.23	Accounts Receivable
Exhibit 3.24	Product/Service Liabilities; Distributors
Exhibit 5.03	Confidentiality Agreement
Exhibit 5.08	Office Leases
Exhibit 5.20	Private Loan Origination
Exhibit 5.21	Retained Products – Shared Source Code
Section 6.01(b)	Top Performer List
Section 6.01(d)	Executive Group 3
Section 6.01(i)	Employees Under Investigation Regarding Violation of Confidentiality Agreement